As filed with the Securities and Exchange Commission on April 2, 1999
                                                     Registration No. 333-71729
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                               Amendment No. 2 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------


                             RAVENSWOOD WINERY, INC.
             (Exact name of registrant as specified in its charter)

               California                          94-3026706
        -------------------------           -------------------------
     (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)            Identification No.)

                                      2080
                           -------------------------
                          (Primary Standard Industrial
                              Classification Code)


                                 ---------------

                               18701 Gehricke Road
                            Sonoma, California 95476
                                 (707) 938-1960
               (Address, including zip code and telephone number,
        including area code of registrant's principal executive offices)

                                 ---------------

                               Justin M. Faggioli
                     Executive Vice President and Secretary
                               18701 Gehricke Road
                            Sonoma, California 95476
                                 (707) 938-1960
                     (Name, address, including zip code and
           telephone number, including area code of agent for service)

                                 ---------------

                                   Copies to:

           Bruce Maximov, Esq.                       Mark P. Tanoury, Esq.
         Maria L. Pizzoli, Esq.                   Vincent P. Pangrazio, Esq.
          David E. Stoll, Esq.                      Nicole C. Deiger, Esq.
       Farella Braun & Martel LLP                     Cooley Godward LLP
          235 Montgomery Street                       3000 Sand Hill Road
     San Francisco, California 94104                 Building 3, Suite 230
                                                 Menlo Park, California 94025

         Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                                ---------------

                                             CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
                                                            Proposed Maximum     Proposed Maximum
        Title of Securities to            Amount to be          Offering        Aggregate Offering        Amount of
            be Registered                Registered(1)     Price Per Share(2)      Price(1)(2)       Registration Fee(3)
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share    1,150,000 shares         $13.50            $15,525,000            $4,315.95
------------------------------------------------------------------------------------------------------------------------

(1)  Includes up to 150,000  shares of Common Stock that the  Underwriters  have
     the   option  to   purchase   to  cover   over-allotments,   if  any.   See
     "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, as amended.

(3)  Previously paid.

                                 ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                                              Initial Public Offering Prospectus
                                            Subject to Completion, April 2, 1999



                        1,000,000 shares of common stock
                         $ __________________ per share


[Ravenswood Logo]                            Ravenswood Winery


Ravenswood Winery, Inc.            We   produce,   market   and   sell   premium
18701 Gehricke Road                California   wines   exclusively   under  the
Sonoma, California 95476           Ravenswood brand name.
(707) 938-1960


The Offering

                               Per Share     Total
                               -----------   -------
Public Price ...............    $           $
Underwriting discounts and
   commissions ...............  $           $
Proceeds to Ravenswood ......   $           $

                                   This is our initial public offering and no public market currently exists for our shares. We expect that the price will be between $10.50 and $13.50 per share. That price may not reflect the market price of our shares after the offering.


                            Proposed Trading Symbol:
                       The Nasdaq National Market -- RVWD

                                  ------------

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have entered into a firm commitment underwriting agreement with W.R. Hambrecht & Company, LLC for the sale of the shares in this offering. We have granted the underwriter a 30-day option to purchase up to an additional 150,000 shares of common stock to cover over-allotments. The underwriter expects to deliver the shares to purchasers on _____________________, 1999.


                               WR HAMBRECHT & CO


                           _____________________, 1999

[GRAPHIC OMITTED]

           (Full-page photograph of three bottles of Ravenswood wine)

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                  ------------


                                TABLE OF CONTENTS




                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY ........................................................   1
THE OFFERING ..............................................................   3
SUMMARY FINANCIAL DATA ....................................................   4
RISK FACTORS ..............................................................   5
FORWARD-LOOKING STATEMENTS ................................................  10
RAVENSWOOD ................................................................  11
USE OF PROCEEDS ...........................................................  11
DIVIDEND POLICY ...........................................................  11
CAPITALIZATION ............................................................  12
DILUTION ..................................................................  13
SELECTED FINANCIAL DATA ...................................................  14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS .....................................  15
BUSINESS ..................................................................  24
MANAGEMENT ................................................................  43
CERTAIN TRANSACTIONS ......................................................  50
PRINCIPAL SHAREHOLDERS ....................................................  52
DESCRIPTION OF CAPITAL STOCK ..............................................  54
SHARES ELIGIBLE FOR FUTURE SALE ...........................................  57
PLAN OF DISTRIBUTION ......................................................  59
LEGAL MATTERS .............................................................  61
EXPERTS ...................................................................  61
ENGAGEMENT OF NEW AUDITORS ................................................  61
ADDITIONAL INFORMATION ....................................................  62
INDEX TO FINANCIAL STATEMENTS .............................................  F-1


                                  ------------

"Ravenswood," the Ravenswood logo and the slogan "No Wimpy Wines" are federally registered trademarks of Ravenswood Winery, Inc. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY


Our Business:     We  produce,   market  and  sell  premium   California   wines
                  exclusively under the Ravenswood brand name. The majority of the wines we produce and sell are red wines, including Merlot, Cabernet Sauvignon and, particularly, Zinfandel. Our approach focuses on using old-world French winemaking techniques to produce premium wines of exceptional quality and on building awareness and loyalty for the Ravenswood brand.

Our Strategy:     We seek to achieve a competitive  advantage by producing wines that enhance our reputation for high quality and further establish our brand identity. To this end, we have adopted the following strategies:

                     o Focus  on  Product   Offerings  that  Give  the  Consumer
                       Demonstrable Value

                     o Strategically Manage Our Brand

                     o Produce   High-Quality   Products   that   Emphasize  the
                       Winemaking Process

                     o Maintain Broad, Efficient Distribution Channels

                     o Selectively Invest in Vineyards and Production Facilities

                     o Retain and Further  Develop Our  Professional  Management
                       Team

                  Executing our strategy involves numerous risks and costs, including:


                     o the inability to obtain sufficient  quantities of quality grapes or bulk wine

                     o the  inability to maintain  our brand image,  which would reduce our sales

                     o the loss of key  brokers  or  distributors,  which  could impair our distribution channels

                     o delays or cost  overruns  in building  our new  facility,
                       which  would   increase  our   reliance  on   third-party
                       production facilities

                     o the  loss of any of our key  managers  or our  winemaker, which could harm our reputation and our business

                  These and other risks that may affect our business are discussed under "Risk Factors" beginning on page 5 and elsewhere in this prospectus.

Our Market:       Gomberg,  Fredrickson and  Associates,  a consulting firm that collects and publishes  information  about the wine  industry, estimates  that  shipments of California  premium wines within the United States have grown from  approximately  $866 million in 1987 to $3.6 billion in 1997. We believe this growth can be
                  attributed,   among   other   things,   to   an   increasingly
                  discriminating customer base that is willing to pay for higher quality wines. By focusing our product portfolio on red wines, which have accounted for the majority of the growth in the market for premium wines in the United States in recent years, we believe we are well positioned to benefit from the favorable trend in the demand for California premium wines.

Our Products:     Our wines  target  specific  varietals  and prices  within the super-premium and ultra-premium categories of the premium wine market. We offer our products in three series:

                     o the value-priced  Vintners Blend Series, with a suggested retail price of approximately $9.75 to $11.25 per 750 ml bottle;

                     o the  intermediate-priced  County Series, with a suggested retail price of approximately $12 to $18.50 per 750 ml bottle; and

                     o the  higher-priced  Vineyard  Designate  Series,  with  a suggested retail price of approximately $18 to $31.50 per 750 ml bottle.

                  We rely almost exclusively upon grapes supplied by third parties, and we use leased storage and crush facilities for a substantial portion of our wine production. We also purchase bulk wine of superior quality from third parties to incorporate into some of our products. We believe that this approach has enabled us to sustain the growth necessary to capitalize on favorable trends in the demand for California premium wines, while minimizing our investment of capital in the acquisition and development of land and capital equipment until our production levels warranted further investment.

Our Brand:        We have made significant investments in the development of the
                  Ravenswood brand name, packaging and trademarks, and expect to continue  to  do  so  in  the  future.  We  believe  that  the
                  distinctive   Ravenswood   name,  our  unique  logo,  and  our
                  trademarked slogan, "No Wimpy Wines," convey a recognizable and high-quality image that has contributed to our success.

Our Distribution: We do not have an in-house  sales staff.  We have  developed a broad network of brokers and distributors throughout the United States and in more than 15 export markets. We sell our products directly in California, using five warehouses throughout the state and seven brokers. Elsewhere, we use a network of over 75 distributors. We also sell our wines directly through mail order in the United States, where permitted by law, as well as through the tasting room in our Gehricke Road Facility in Sonoma, California.


                                  THE OFFERING

Type of security ........................... Common stock
Shares to be offered ....................... 1,000,000 shares
Common stock to be outstanding after the
 offering ...................................4,550,852 shares
Use of proceeds ...........................  For wine  inventory,  for expansion
                                             of   production   facilities,   for
                                             general corporate  purposes and for
                                             retirement of indebtedness

Proposed Nasdaq National Market symbol ..... RVWD


The common stock to be outstanding after the offering as shown above is based on shares outstanding on December 31, 1998, excluding:


     o 500,000 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan

     o 50,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan

     o up to 454,622 shares of common stock issuable upon conversion of outstanding convertible debentures

     o 150,000 shares of common stock issuable upon the exercise of the underwriter's over-allotment option

The method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriter and other securities dealers participating in this offering. A more detailed description of this process is included in "Plan of Distribution."

We have applied to list the common stock on The Nasdaq National Market; however, cannot assure you that a trading market for the common stock will develop or how liquid that market might be. You may not be able to resell your shares at or above the initial public offering price.

                                                       SUMMARY FINANCIAL DATA
                                        (in thousands, except per share data and Other Data)



                                                                                                                 Six Months Ended
                                                                    Fiscal Year Ended June 30,                     December 31,
                                                    -------------------------------------------------------    --------------------
                                                      1994       1995        1996        1997        1998        1997       1998
                                                    --------   --------    --------    --------    --------    --------    --------
                                                              (Unaudited)                    (Audited)              (Unaudited)
Statement of Income Data:
Gross Sales .....................................   $  6,340   $  8,548    $ 11,028    $ 12,247    $ 17,017    $  8,855    $ 12,195
 Less Excise Taxes ..............................        142        237         249         330         553         197         276
 Less Discounts, Returns and
  Allowances ....................................        440        409         556         394         574         273         337
                                                    --------   --------    --------    --------    --------    --------    --------
Net Sales .......................................      5,758      7,902      10,223      11,523      15,890       8,385      11,582
Cost of Goods Sold ..............................      2,826      3,834       4,886       5,196       7,397       3,652       5,066
                                                    --------   --------    --------    --------    --------    --------    --------
Gross Profit ....................................      2,932      4,068       5,337       6,327       8,493       4,733       6,516
Operating Expenses:
 Deferred Compensation Expense ..................         72        166         207          93       2,206        --          --
 Other Operating Expenses .......................      1,890      1,930       2,642       3,262       4,034       1,852       2,340
                                                    --------   --------    --------    --------    --------    --------    --------
Operating Income ................................        970      1,972       2,488       2,972       2,253       2,881       4,176
Other Income (Expense) ..........................         55       (192)       (297)       (437)       (474)       (114)       (147)
                                                    --------   --------    --------    --------    --------    --------    --------
Income Before Income Taxes ......................      1,025      1,780       2,190       2,535       1,779       2,767       4,029
Provision for Income Taxes ......................        433        763         921       1,067       1,592       1,133       1,744
                                                    --------   --------    --------    --------    --------    --------    --------
Net Income ......................................   $    592   $  1,017    $  1,269    $  1,468    $    187    $  1,634    $  2,285
                                                    ========   ========    ========    ========    ========    ========    ========
Basic Earnings per Share ........................   $   0.16   $   0.28    $   0.35    $   0.40    $   0.05    $   0.47    $   0.66
                                                    ========   ========    ========    ========    ========    ========    ========
Weighted Average Number of
 Common Shares Outstanding ......................      3,636      3,636       3,636       3,636       3,492       3,505       3,479
Diluted Earnings per Share ......................   $   0.16   $   0.27    $   0.33    $   0.39    $   0.05    $   0.44    $   0.61
                                                    ========   ========    ========    ========    ========    ========    ========
Weighted Average Number of
 Common Shares and Equivalents
 Outstanding ....................................      3,636      3,884       3,939       3,939       3,795       3,808       3,847

                                                                           June 30,                              December 31, 1998
                                                    -------------------------------------------------------    --------------------
                                                                                                                              As
                                                      1994       1995        1996        1997        1998       Actual     Adjusted
                                                    --------   --------    --------    --------    --------    --------    --------
                                                              (Unaudited)                     (Audited)              (Unaudited)
Balance Sheet Data:
Cash & Cash Equivalents .........................   $    213   $    925    $    766    $    212    $    102    $  3,171    $ 14,401
Inventories .....................................      2,787      3,979       5,144       7,158      10,427      12,931      12,931
Property, Plant and Equipment, Net ..............         84      2,075       2,445       2,647       2,974       3,870       3,870
Total Assets ....................................      4,161      9,068      10,591      12,040      15,977      23,224      34,454
Current Liabilities .............................      2,054      3,135       3,231       3,159       4,693       5,532       5,532
Long-Term Liabilities ...........................         79      2,723       2,662       2,622       2,910       5,345       5,345
Total Shareholders' Equity ......................      2,028      3,210       4,698       6,259       8,374      12,347      23,577



                                           Fiscal Year
                                          Ended June 30,
                                     ------------------------   Six Months Ended
                                       1997           1998     December 31, 1998
                                     ----------     ---------  -----------------
                                              (Unaudited)         (Unaudited)
Other Data:
       Cases Sold .................     131,175       191,655        130,493
       Average Price Per Case .....  $    91.58     $   87.37      $   92.03


Earnings per share and outstanding share amounts are computed on the basis described in notes 1 and 15 to our financial statements.

As adjusted balance sheet data reflects the sale of the 1,000,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share after deducting underwriting fees and commissions and estimated offering expenses payable by us, and the receipt and application of the estimated net proceeds from this offering.

                                 RISK FACTORS


A reduction in consumer demand for red wines could harm our business.

Over the past decade, the demand for the types of premium wine which have constituted the majority of our production and sales--red wines and, particularly, Zinfandel--has increased considerably. We cannot assure you, however, that consumer demand for red wines in general, or Zinfandel in particular, will continue to grow in the future or remain at current levels. A reduction in consumer demand for the types of wine we sell could reduce our profits.

An overall reduction in consumer demand for premium wine could also reduce our profits. Research by wine industry sources indicates that a small segment of the population that frequently drinks wine has generated most of the growth in wine consumption. We cannot assure you that the demand for premium wine within this segment of the population, or within the rest of the population, will continue to grow or remain at current levels.

A reduction in the supply of grapes and bulk wine available to us from the independent grape growers and bulk wine suppliers on whom we rely could reduce our annual production of wine


We rely on annual contracts, many of which are not in writing, with over 60 independent growers to purchase substantially all of the grapes used in our wine production. We cannot assure you that we will be able to contract for the purchase of grapes at acceptable prices from these or other suppliers in the future. The terms of many of our purchase agreements also constrain our ability to discontinue purchasing grapes in circumstances where we might want to do so. Those agreements provide that, while either party may terminate the agreement at any time, both parties must continue to abide by its terms for three years following termination.


We are dependent on bulk wine suppliers for the production of several of our wines, particularly our Vintners Blend Series. We do not have contracts with bulk wine suppliers or agreements that would protect us from fluctuations in the price or availability of bulk wine. The availability and price of bulk wine significantly affect the quality and production levels of our products that contain bulk wine. The price, quality and available quantity of bulk wine have fluctuated in the past. It is possible that we will not be able to purchase bulk wine of acceptable quality at acceptable prices and quantities in the future, which could increase the cost or reduce the amount of wine we produce for sale. This could cause reductions in our sales and profits.

Bad weather, plant diseases and other factors could reduce the amount or quality of the grapes we need to produce our wines


A shortage in the supply of quality grapes may result from the occurence of any number of the factors which determine the quality and quantity of grape supply, such as weather conditions, pruning methods, the existence of diseases and pests, and the number of vines producing grapes, as well as the level of consumer demand for wine. Any shortage could cause an increase in the price of some or all of the grape varieties required for our wine production and/or a reduction in the amount of wine we are able to produce, which could harm our business and reduce our sales and profits.


For example, due to the effects of El Nino, the grape supply available to us for the 1998 harvest was lower than for the 1997 harvest, which we believe was an unusually large harvest. Although we expect to compensate in part for this shortfall by purchasing bulk wine, the inventory of our 1998 vintage may be less than that of our 1997 vintage. As a result, the growth of our sales may be limited in fiscal years 2000 and 2001, when most of our 1998 vintage will be released for sale.

Factors which reduce the quantity of grapes may also reduce their quality, which in turn could reduce the quality or amount of wine we produce. A deterioration in the quality of our wines could harm our brand name, and a decrease in our production could reduce our sales and profits.

Although we grow only a small portion of the grapes we use, our business is still subject to numerous agricultural risks. Most of the vineyards that supply our grapes are primarily planted to rootstocks believed to be resistant to Phylloxera, a pest that feeds on susceptible grape rootstocks. However, we cannot be certain that these vineyards, or vineyards from which we obtain grapes in the future, will not become susceptible to current or new strains of Phylloxera, plant insects or diseases. Any resulting reduction in grape supply could reduce our sales and profits.

An oversupply of grapes may also harm our business by increasing the supply of wine sold by our competitors

The recent increase in demand for premium wine has resulted in the planting of additional vineyards, both domestically and internationally, and the replanting of existing vineyards to greater densities, which could result in a significant increase in the supply of premium wine grapes. Although an increase in supply may cause a decrease in the prices we pay independent growers for their grapes, an oversupply of grapes may significantly increase the amount of premium wine produced. An increase in the supply of premium wine may reduce the price of premium wines. This oversupply of premium wines could harm our business because we only produce premium wines. Oversupply may also increase the amount of premium wine available to our distributors and retail outlets, which would increase competition in our distribution channels.

The loss of Mr. Foster, Mr. Peterson or other key employees would damage our reputation and business

We believe that our success largely depends on the continued employment of a number of our key employees, including W. Reed Foster, our chairman and chief executive officer, and Joel E. Peterson, our president and winemaker. Any inability or unwillingness of Mr. Foster, Mr. Peterson or other key management team members to continue in their present capacities could harm our business and our reputation. For instance, if Mr. Peterson's relationship with Ravenswood were to terminate for any reason, we would need to find a successor winemaker. We cannot be certain that we could find or hire a successor winemaker with skills equivalent to those of Mr. Peterson.

Because a significant amount of our sales is made through brokers, a change in our relationship with any of them could harm our business


In the 1998 fiscal year, approximately 75% of our gross sales were made through brokers. A change in our relationship with any of our brokers could harm our business and reduce our sales. Our most successful broker was responsible for 21% of our gross sales in the 1998 fiscal year, and our ten most successful brokers were responsible for 69% of our gross sales in the 1998 fiscal year.

Because some states have laws that prohibit distributor changes, our sales may be reduced if we cannot replace an under-performing distributor

Our sales outside of California largely depend on the use of distributors. Our ten largest distributors accounted for approximately 23% of our gross sales for the 1998 fiscal year, and we expect that sales to our ten largest distributors will continue to represent a substantial portion of our sales in the future. The laws and regulations of several states prohibit distributor changes except under limited circumstances. As a result, it may be difficult for us to replace distributors that do not perform adequately, which may reduce our sales and profits.

Our business may be harmed if our distributors fail to market our products effectively

We depend largely on our distributors in areas outside California to market our products to the restaurants and retail outlets they service. Other premium wine producers, as well as the producers of alternative beverages, compete for our distributors' marketing resources. A failure by our distributors to market our products as effectively as they, or other distributors, market our competitors' products could harm our business.

The market price of our stock may fluctuate due to seasonal fluctuations in our wine sales, operating expenses and net income

We experience seasonal and quarterly fluctuations in sales, operating expenses and net income. Generally, the second and third quarters of our fiscal year have lower sales volumes than the first and fourth quarters. We have managed, and will continue to manage, our business to achieve long-term objectives. In doing so, we may make decisions that we believe will enhance our long-term profitability, even if these decisions may reduce quarterly earnings. These decisions include: (a) when to release our wines for sale; (b) how to position our wines competitively; and (c) which grape and bulk wine sources to use to produce our wines. In addition, fluctuations in our distributors' inventory levels may affect our sales volume. These and other factors relating to seasonality and business decisions may cause fluctuations in the market price of our common stock.

We also compete with popular low-priced "generic" wines and with beer and other alcoholic and non-alcoholic beverages both for demand and for access to distribution channels. Many of the producers of these beverages also have significantly greater financial, technical, marketing and public relations resources than we do. Our sales may be harmed to the extent any alternative beverages are introduced that compete with wine. We may not be able to compete successfully against these wine or alternative beverage producers.

A reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine could harm our business

We utilize several third-party facilities, of which there is a limited supply, for the production activities associated with our wines. Our inability in the future to use these or alternative facilities, at reasonable prices or at all, could increase the cost or reduce the amount of our production, which could reduce our sales and our profits. We do not have long-term agreements with any of these facilities. The activities conducted at outside facilities include: (a) crushing; (b) fermentation; (c) storage; (d) blending; and (e) bottling. Our reliance on these third parties varies according to the type of production activity. As production increases, we must increasingly rely upon these third-party production facilities. Reliance on third parties will also vary with annual harvest volumes.

A failure to complete the expansion of our facilities as planned could limit our production of wine and harm our business


We are currently building a new facility, which we are calling the Quarry Facility, in order to increase our production capacity. Our failure to complete the Quarry Facility, or otherwise expand our production capabilities, would limit our production capacity, would require greater use of third-party production facilities, and could reduce our sales and/or profits. Upon its completion, we expect to use both the Quarry Facility and our current Gehricke Road Facility for a majority of our operations.


We will need to make significant capital investments for the construction and completion of the Quarry Facility. Although we believe that we will have access to sufficient capital to complete the facility, we may need additional financing. For instance, unpredicted cost overruns or uninsured losses incurred during construction could consume all budgeted capital and reserves before completion. If additional capital were needed, we cannot assure you that we would be able to obtain it.

We expect to utilize the Quarry Facility fully upon its completion. As a result, any further expansion of our production capacity may require us to use third-party production facilities or to continue to expand our own production capacity. Our failure to expand our production capacity, or to secure capacity from third parties, either at acceptable prices or at all, could limit our production and reduce our sales and/or profits.


Adverse public opinion about alcohol may harm our business

While a number of research studies suggest that moderate alcohol consumption may provide various health benefits, other studies conclude or suggest that alcohol consumption has no health benefits and may increase the risk of stroke, cancer and other illnesses. An unfavorable report on the health effects of alcohol consumption could significantly reduce the demand for wine, which could harm our business and reduce our sales and profits.

In recent years, activist groups have used advertising and other methods to inform the public about the societal harms associated with the consumption of alcoholic beverages. These groups have also sought, and continue to seek, legislation to reduce the availability of alcoholic beverages, to increase the penalties associated with the misuse of alcoholic beverages, or to increase the costs associated with the production of alcoholic beverages. Over time, these efforts could cause a reduction in the consumption of alcoholic beverages generally, which could harm our business and reduce our sales and profits.

Contamination of our wines would harm our business


Because our products are designed for human consumption, our business is subject to hazards and liabilities related to food products, such as contamination. A discovery of contamination in any of our wines, through tampering or otherwise, could result in a recall of our products. Any recall would significantly damage our reputation for product quality, which we believe is one of our principal competitive assets, and could seriously harm our business and sales. Although we maintain insurance to protect against these risks, we may not be able to maintain insurance on acceptable terms and this insurance may not be adequate to cover any resulting liability.

Increased regulatory costs or taxes would harm our financial performance


The wine industry is regulated extensively by the Federal Bureau of Alcohol, Tobacco and Firearms, various foreign agencies, and state and local liquor authorities. These regulations and laws dictate various matters, including:


     o   Excise taxes
     o   Licensing requirements
     o   Trade and pricing practices
     o   Permitted distribution channels
     o   Permitted and required labeling
     o   Advertising
     o   Relationships with distributors and retailers


Recent and future zoning ordinances, environmental restrictions and other legal requirements may limit our plans to expand our production capacity, as well as any future development of new vineyards and wineries. In addition, federal legislation has been proposed that could significantly increase excise taxes on wine. Other federal legislation has been proposed which would prevent us from selling wine directly through the mail. This proposed legislation, or other new regulations, requirements or taxes could harm our business and operating results. Future legal or regulatory challenges to the wine industry could also harm our business and impact our operating results.

Because  our  existing   shareholders  will  retain  significant   control  over
Ravenswood after this offering, new investors will not have as much influence on corporate decisions as they would if control were less concentrated


Following this offering and assuming that all debentures held by our directors and executive officers and their respective affiliates have been converted, our directors and executive officers and their respective affiliates will beneficially own 2,225,641 shares of common stock, or approximately 48.5% of our outstanding common stock. Of these shares, 2,131,151 shares, plus an additional 19,530 shares not held of record by Ravenswood's affiliates, have been placed in a voting trust. The trustees of this voting trust are Messrs. Foster, Peterson, Faggioli, and Wisner, all of whom serve as directors of Ravenswood. As a result, Messrs. Foster, Peterson, Faggioli and Wisner have significant influence in the election of directors and the approval of corporate actions that must be submitted for a vote of shareholders.

The interests of these affiliates may conflict with the interests of other shareholders, and the actions they take or approve may be contrary to those desired by the other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring an acquisition of Ravenswood by a third party.


Natural disasters, including earthquakes or fires, could destroy our facilities or our inventory


The Gehricke Road Facility, the Quarry Facility and all of the third-party facilities we use to produce and store our wine are located in areas that are subject to earthquake activity. If we lost all or a portion of our wine prior to its sale or distribution as a result of earthquake activity, we would lose our investment in, and anticipated profits and cash flows from, that wine. Such a loss would seriously harm our business and reduce our sales and profits.

In addition, we must store our wine in a limited number of locations for a period of time prior to its sale or distribution. Any intervening catastrophies, such as a fire, that result in the destruction of all or a portion of our wine would result in a loss of our investment in, and anticipated profits and cash flows from, that wine. Such a loss would seriously harm our business and reduce our sales and profits.


The fact that the offering is relatively small in size, is being managed by a single underwriter and involves some novel aspects of distribution could limit the market price, liquidity or trading volume of our stock

We are offering only 1,000,000 shares and these shares are being sold by a single underwriter, W.R. Hambrecht & Company, LLC. These factors may prevent us from obtaining as much research coverage from market analysts after the offering as we might obtain for an offering of greater size or for one managed by multiple underwriters. This reduced level of coverage may limit the market price, liquidity or trading volume of our common stock. In addition, the approach being used by the underwriter for the distribution of the shares differs somewhat from the distribution approach currently used in traditional underwritten offerings of equity securities. The novel aspects of this distribution approach could affect the pricing of the shares, which could cause greater price volatility than if the distribution were done in the traditional manner.



                           FORWARD-LOOKING STATEMENTS


This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.


Investing in our common stock is risky. You should carefully consider the preceding risks before making an investment decision. These risks are not the only ones that we face. Additional risks that generally apply to publicly traded companies and companies in our industry, that we have not yet identified or that we think are immaterial may also impair our business operations. Our business, operating results and financial condition could be adversely affected by any of the preceding risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

                                   RAVENSWOOD

We originally formed Ravenswood as a partnership in 1976 and reorganized as a limited partnership in 1979. We were incorporated in the State of California in 1986. We maintain our principal executive offices at 18701 Gehricke Road, Sonoma, California 95476. Our telephone number is (707) 938-1960 and our Web site is located at www.ravenswood-wine.com. Information contained on our Web site does not constitute a part of this prospectus.


                                 USE OF PROCEEDS

We estimate that we will receive net proceeds of $11,230,000 from the sale of the 1,000,000 shares of common stock in this offering, assuming an initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and offering expenses. While we cannot predict with certainty how the net proceeds of this offering will be used, we currently intend to use them approximately as follows:


                                                         Amount       Percent
                                                      -----------   -----------
For wine inventory ................................   $ 6,000,000            53%
For expansion of production facilities ............   $ 4,000,000            36%
For general corporate purposes and retirement of
  indebtedness ....................................   $ 1,230,000            11%
                                                      -----------   -----------
Total .............................................   $11,230,000           100%


As of December 31, 1998, borrowings of an aggregate of approximately $1,529,887 were outstanding under our two lines of credit and we expect that approximately the same amounts will be outstanding under the lines of credit on the closing date of this offering. As of December 31, 1998, the lines of credit had the following maturities, balances, interest rates and uses:

Maturity                     Balance     Interest Rate  Use
-------------------------   ----------   -------------  ------------------------
June 1, 2001 ............   $ 950,000       8.3%        For working capital
December 1, 2024 ........   $ 579,887       7.1%        To fund the construction
                                                        of the Quarry Facility


The cost, timing and amount of funds required cannot be precisely determined at this time and will be based on numerous factors. Our board of directors has broad discretion in determining how the proceeds of this offering will be applied. We intend to invest the net proceeds in short-term, investment grade interest-bearing obligations until they are used.


                                 DIVIDEND POLICY


We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings to develop and expand our business. The terms of our credit agreements impose restrictions on our ability to declare and pay dividends.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1998, (a) on an actual basis and (b) on an as adjusted basis after giving effect to the sale of the 1,000,000 shares of common stock in this offering at an assumed public offering price of $12.00 per share and the receipt of the estimated net proceeds from this offering. This table only presents summary information. In reading it, you should refer to our financial statements and related notes, which are included elsewhere in this prospectus.

                                                                                                              December 31, 1998
                                                                                                           -------------------------
                                                                                                                               As
                                                                                                            Actual          Adjusted
                                                                                                           -------           -------
                                                                                                                (in thousands)
Long-Term Debt--including current portion ......................................................           $ 5,544           $ 5,544
                                                                                                           -------           -------
Shareholders' Equity:
   Preferred Stock, no par value; 1,000,000 shares authorized and none
    outstanding (actual and as adjusted) .......................................................              --                --
   Common Stock, no par value; 20,000,000 shares authorized and
    3,550,852 outstanding (actual); 20,000,000 authorized and 4,550,852
    outstanding (as adjusted) ..................................................................             4,627            15,857
   Retained Earnings ...........................................................................             7,720             7,720
                                                                                                           -------           -------
   Total Shareholders' Equity ..................................................................            12,347            23,577
                                                                                                           =======           =======
Total Capitalization ...........................................................................           $17,891           $29,121
                                                                                                           =======           =======


Authorized and outstanding share information reflects board and shareholder approval in February 1999 of the authorization of 1,000,000 shares of preferred stock and an increase in the number of authorized shares of common stock from 1,000,000 to 20,000,000.

The common stock outstanding as shown above is based on shares outstanding as of December 31, 1998 and excludes:


     o 500,000 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan

     o 50,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan

     o up to 454,622 shares of common stock issuable upon conversion of outstanding convertible debentures

     o 150,000 shares of common stock issuable upon the exercise of the underwriter's over-allotment option

                                    DILUTION

Our net tangible book value as of December 31, 1998 was approximately $12.2 million, or $3.44 per share of outstanding common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. Dilution per share represents the difference between the price per share paid by investors in this offering and the as adjusted net tangible book value per share immediately after this offering.

After giving effect to the sale of the 1,000,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, after deducting the estimated fees payable to the underwriter and offering expenses payable by us, our as adjusted net tangible book value at December 31, 1998 would have been approximately $23.4 million, or $5.15 per share. This represents an immediate dilution of $6.85 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:


Assumed initial public offering price per share ....................               $ 12.00
                                                                                   --------
   Net tangible book value per share as of December 31, 1998 .......    $ 3.44
   Increase per share attributable to new investors ................      1.71
                                                                        -------
   As adjusted net tangible book value after this offering .........                  5.15
                                                                                   --------
Dilution per share to new investors in this offering ...............               $  6.85
                                                                                   ========


The following table summarizes, on a pro forma basis after giving effect to the offering, the number of shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing the shares offered in this offering, assuming an initial public offering price of $12.00 per share:



                                                       Shares Purchased                   Total Consideration            Average
                                                  -------------------------          ---------------------------       Price Paid
                                                  Number            Percent          Amount              Percent        Per Share
                                                  ------            -------          ------              -------        ---------
Existing shareholders ....................      3,550,852             78.0%        $ 4,626,400             27.8%        $    1.30
New public investors .....................      1,000,000             22.0%        $12,000,000             72.2%        $   12.00
                                                ---------            -----         -----------            -----
   Total .................................      4,550,852            100.0%        $16,626,400            100.0%


This information is based on shares outstanding on December 31, 1998, and excludes:

     o 500,000 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan

     o 50,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan

     o up to 454,622 shares of common stock issuable upon conversion of outstanding convertible debentures

     o 150,000 shares of common stock issuable upon the exercise of the underwriter's over-allotment option

                             SELECTED FINANCIAL DATA

The following table sets forth our selected financial data as of and for each of the fiscal years in the five-year period ended June 30, 1998, as of December 31, 1998 and for the six-month periods ended December 31, 1997 and 1998. The statements of operations data for each of the fiscal years in the two-year period ended June 30, 1998 and the balance sheet data as of June 30, 1997 and 1998 have been derived from our financial statements, audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent auditors, which are included elsewhere in this prospectus. The statements of operations data for each of the fiscal years in the three-year period ended June 30, 1996 and the balance sheet data as of June 30, 1994, 1995 and 1996 have been derived from our unaudited financial statements, which are not included in this prospectus.

The statements of operations data for the six-month periods ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1998 have been derived from our unaudited financial statements that include, in the opinion of our management, all normal and recurring adjustments that our management considers necessary for a fair statement of the quarterly results. The operating results for the six months ended December 31, 1998 are not necessarily indicative of results that may be expected for the year ending June 30, 1999. Earnings per share and outstanding share amounts were computed on the basis described in notes 1 and 15 to our financial statements.

The following information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included in this prospectus.


                                                                                                                Six Months Ended
                                                                  Fiscal Year Ended June 30,                      December 31,
                                                    -------------------------------------------------------    --------------------
                                                      1994       1995        1996        1997        1998       1997        1998
                                                    --------   --------    --------    --------    --------    --------    --------
                                                              (Unaudited)                    (Audited)               (Unaudited)
Statement of Income Data:
(In thousands, except per share data)
Gross Sales .....................................   $  6,340   $  8,548    $ 11,028    $ 12,247    $ 17,017    $  8,855    $ 12,195
 Less Excise Taxes ..............................        142        237         249         330         553         197         276
 Less Discounts, Returns and Allowances .........        440        409         556         394         574         273         337
                                                    --------   --------    --------    --------    --------    --------    --------
Net Sales .......................................      5,758      7,902      10,223      11,523      15,890       8,385      11,582
Cost of Goods Sold ..............................      2,826      3,834       4,886       5,196       7,397       3,652       5,066
                                                    --------   --------    --------    --------    --------    --------    --------
Gross Profit ....................................      2,932      4,068       5,337       6,327       8,493       4,733       6,516
Operating Expenses:
 Deferred Compensation Expense ..................         72        166         207          93       2,206        --          --
 Other Operating Expenses .......................      1,890      1,930       2,642       3,262       4,034       1,852       2,340
                                                    --------   --------    --------    --------    --------    --------    --------
Operating Income ................................        970      1,972       2,488       2,972       2,253       2,881       4,176
Other Income (Expense) ..........................         55       (192)       (297)       (437)       (474)       (114)       (147)
                                                    --------   --------    --------    --------    --------    --------    --------
Income Before Income Taxes ......................      1,025      1,780       2,190       2,535       1,779       2,767       4,029
Provision for Income Taxes ......................        433        763         921       1,067       1,592       1,133       1,744
                                                    --------   --------    --------    --------    --------    --------    --------
Net Income ......................................   $    592   $  1,017    $  1,269    $  1,468    $    187    $  1,634    $  2,285
                                                    ========   ========    ========    ========    ========    ========    ========
Basic Earnings per Share ........................   $   0.16   $   0.28    $   0.35    $   0.40    $   0.05    $   0.47    $   0.66
                                                    ========   ========    ========    ========    ========    ========    ========
Weighted Average Number of Common Shares
 Outstanding ....................................      3,636      3,636       3,636       3,636       3,492       3,505       3,479
Diluted Earnings per Share ......................   $   0.16   $   0.27    $   0.33    $   0.39    $   0.05    $   0.44    $   0.61
                                                    ========   ========    ========    ========    ========    ========    ========
Weighted Average Number of Common Shares
 and Equivalents Outstanding ....................      3,636      3,884       3,939       3,939       3,795       3,808       3,847


                                                                          June 30,
                                                    -------------------------------------------------------
                                                      1994       1995       1996         1997        1998       December 31, 1998
                                                    --------   --------    --------    --------    --------    --------------------
                                                              (Unaudited)                   (Audited)              (Unaudited)
Balance Sheet Data:
(In thousands)
Cash & Cash Equivalents ..........................  $    213   $    925    $    766    $    212    $    102          $  3,171
Inventories ......................................     2,787      3,979       5,144       7,158      10,427            12,931
Property, Plant and Equipment, Net ...............        84      2,075       2,445       2,647       2,974             3,870
Total Assets .....................................     4,161      9,068      10,591      12,040      15,977            23,224
Current Liabilities ..............................     2,054      3,135       3,231       3,159       4,693             5,532
Long-Term Liabilities ............................        79      2,723       2,662       2,622       2,910             5,345
Total Shareholders' Equity .......................     2,028      3,210       4,698       6,259       8,374            12,347

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Ravenswood's actual results could differ materially from those discussed below. Factors that could cause or contribute to these differences include, among others, those discussed below, in "Risk Factors" and elsewhere in this prospectus.


Overview

Ravenswood produces, markets and sells premium California wines exclusively under the Ravenswood brand name. The vast majority of wines produced and sold by Ravenswood are red wines, including Merlot, Cabernet Sauvignon and, particularly, Zinfandel. To a lesser extent, Ravenswood produces white wines, including Chardonnay, French Colombard and Gewurztraminer. Ravenswood's red wines accounted for approximately 91% of its gross sales in the 1998 fiscal year, with sales of Zinfandel accounting for approximately 63% of its gross sales for that period. Ravenswood believes that sales of its red wines, particularly Zinfandel, will continue to account for a significant portion of its sales in the future.

Ravenswood was founded as a partnership in 1976 by W. Reed Foster, Ravenswood's chairman and chief executive officer, and Joel E. Peterson, Ravenswood's president and winemaker. In its initial year of operation, Ravenswood harvested and crushed Zinfandel grapes from two Sonoma County vineyards. In 1979, Ravenswood converted to a limited partnership and released its first wines, consisting of 327 cases of the 1976 vintage Zinfandel. Ravenswood incorporated in California in 1986.

Since its inception, Ravenswood has grown by increasing its production volume and its portfolio of wine products. For the fiscal year ended June 30, 1998, Ravenswood realized gross sales of $17.0 million from the sale of 191,655 cases and Ravenswood branded merchandise.

The mix of products sold in any given period affects Ravenswood's gross profit as a percentage of net sales, or gross margin. In particular, as sales of the value-priced Vintners Blend Series have increased as a percentage of gross sales, Ravenswood's gross margin has decreased. The gross margin for the Vintners Blend Series is traditionally more variable than Ravenswood's higher-priced product series because a significant portion of the wine used in these products is purchased in the bulk market rather than produced by Ravenswood from grapes acquired from its traditional grape suppliers. Ravenswood has no bulk wine purchase contracts, and the price, quality and available quantity of bulk wine have fluctuated in the past and Ravenswood expects that they will continue to fluctuate in the future.

The timing for release of Ravenswood's products, particularly its County Series and Vineyard Designate Series, also significantly affects Ravenswood's sales in specific periods. Ravenswood traditionally releases new vintages of its Vineyard Designate Series in the fourth fiscal quarter or the first fiscal quarter of the subsequent fiscal year. In addition, the release dates of some of Ravenswood's County Series wines fluctuate between the third and fourth fiscal quarters of each fiscal year. The timing of these release dates is based upon the winemakers' determination as to the optimal flavor characteristics of these wines. Release dates have fluctuated in the past and can be expected to continue to fluctuate from year to year, which may make comparison of results on a period-to-period basis less meaningful.

The nature of the winemaking process, including the need for wine to be aged before it is released, requires Ravenswood to incur significant expenses in producing products which may not generate revenues until up to two years later. Any factors that may prevent or delay the sale of Ravenswood's wines at the prices anticipated at the time of their production could adversely affect its liquidity and reduce its profits.

The pricing for grapes obtained from Ravenswood's suppliers is determined annually by reference to benchmark price quotations or through negotiation. As a result, the cost of grapes used in Ravenswood's wine production has fluctuated and is expected to continue to fluctuate. Ravenswood has traditionally attempted to moderate and stabilize price increases from year to year. Consequently, gross margins realized by Ravenswood have fluctuated in the past and are expected to continue to fluctuate with the price of grapes used in production.


Ravenswood does not have an in-house sales staff. It markets and sells its wine both to "on-premise" restaurants and "off-premise" retailers, such as liquor stores, specialty wine stores, supermarkets and discounters. Ravenswood sells its products directly in California, utilizing five warehouses throughout the state and a network of seven brokers. Ravenswood realizes significantly greater gross margins in areas, such as California, where it relies on direct sales facilitated through brokers without the use of distributors. Sales within California, accounted for approximately 50% of Ravenswood's gross sales in the 1998 fiscal year. Of this amount, approximately 11% of gross sales were purchases by California and non-California consumers through Ravenswood's tasting room and approximately 39% of gross sales were sales to retail accounts. Ravenswood believes that sales within California will continue to account for a substantial portion of its sales in the future.

Results of Operations

The following table sets forth items from Ravenswood's statement of income, expressed as a percentage of net sales, for the periods indicated:

                                                                           Fiscal Year                        Six Months Ended
                                                                          Ended June 30,                         December 31,
                                                                     ------------------------              ------------------------
Statement of Income Data:                                            1997               1998               1997               1998
-------------------------                                            -----              -----              -----              -----
Net Sales ..............................................             100.0%             100.0%             100.0%             100.0%
Cost of Goods Sold .....................................              45.1               46.6               43.6               43.7
                                                                     -----              -----              -----              -----
Gross Profit ...........................................              54.9               53.4               56.4               56.3
Operating Expenses:
 Deferred Compensation Expense .........................               0.8               13.9               --                 --
 Other Operating Expenses ..............................              28.3               25.3               22.1               20.2
                                                                     -----              -----              -----              -----
Operating Income .......................................              25.8               14.2               34.3               36.1
Other Expense, net .....................................               3.8                3.0                1.3                1.3
                                                                     -----              -----              -----              -----
Income Before Income Taxes .............................              22.0               11.2               33.0               34.8
Provision for Income Taxes .............................               9.3               10.0               13.5               15.1
                                                                     -----              -----              -----              -----
Net Income .............................................              12.7%               1.2%              19.5%              19.7%
                                                                     =====              =====              =====              =====


Six Months Ended December 31, 1998 and 1997

Sales

Net sales consist of gross sales of Ravenswood's wines and merchandise, less excise taxes, discounts, returns and allowances. Net sales of Ravenswood's products increased to $11.6 million in the six months ended December 31, 1998, from $8.4 million in the six months ended December 31, 1997. This increase is primarily attributable to an increase in the volume of wines produced and sold by Ravenswood. In the six months ended December 31, 1998, case sales of Ravenswood's products increased to 130,493 cases, from 91,681 cases in the six months ended December 31, 1997, while the average price per case decreased by approximately 2.7%. This decrease in average price per case is primarily attributable to the increase in sales of Ravenswood's value-priced Vintners Blend Series as a percentage of gross sales and, to a lesser extent, to the respective release dates of Vineyard Designate Series Zinfandel products in each of these periods.

The percentages of gross sales attributable to Ravenswood's Vintners Blend Series, County Series and Vineyard Designate Series were approximately 48%, 26% and 24%, respectively, in the six months ended December 31, 1998, as compared to 43%, 31% and 24%, respectively, in the corresponding period in 1997. Sales of Ravenswood branded merchandise accounted for approximately 2% of gross sales in each of these periods. Ravenswood expects that the percentage of gross sales attributable to sales of its Vintners Blend Series and, to a lesser extent, its County Series, will increase relative to sales of Ravenswood's Vineyard
Designate Series as Ravenswood continues to expand its production and product offerings within these segments.

Cost of Goods Sold

Cost of goods sold includes the costs of:

     o   Grapes
     o   Bulk wine
     o   Packaging materials
     o   Labor used in wine production
     o   Bottling expenses
     o Overhead allocated to production costs from winery facilities and equipment

These costs are capitalized as inventory and depleted as costs of goods sold are recognized. Cost of goods sold increased to $5.1 million, or 43.7% of net sales, in the six-month period ended December 31, 1998, from $3.7 million, or 43.6% of net sales, in the corresponding period in 1997. The increase in the amount of cost of goods sold over these respective periods is primarily due to increases in the total volume of wine sold.

Gross Profit

Ravenswood's gross profit increased to $6.5 million in the six months ended December 31, 1998, from $4.7 million in the corresponding period in 1997, but decreased as a percentage of net sales to 56.3% from 56.4% in these respective periods. The increase in the amount of gross profit is primarily attributable to increases in sales volumes across all product lines, particularly the Vintners Blend Series.

Operating Expenses

Deferred   Compensation   Expense:   No   deferred  compensation  expenses  were
recognized in the six months ended December 31, 1997 and December 31, 1998.

Other Operating Expenses: Other operating expenses consist of sales and marketing overhead, commissions paid to independent brokers, advertising and merchandising expenses, salaries and facilities expenses unrelated to wine production, insurance and professional services expenses. Other operating expenses increased to $2.3 million in the six months ended December 31, 1998, from $1.9 million in the corresponding period in 1997. As a percentage of net sales, other operating expenses decreased to 20.2% of net sales in the six months ended December 31, 1998, from 22.1% of net sales in the six months ended December 31, 1997. The increase in other operating expenses is primarily attributable to increases in brokerage commissions related to Ravenswood's increased sales volumes, particularly in California. The decrease in other operating expenses as a percentage of net sales is primarily attributable to increased sales volumes without corresponding increases in administrative staff or other overhead expenses. Ravenswood expects other operating expenses to increase as it continues to increase production and becomes a public company.

Other Expense, Net

Other expense consists of non-operating income and expense items, which primarily consist of interest on outstanding indebtedness. These items have tended to fluctuate from year to year. Other expense amounted to $113,588 and $146,955 in the six months ended December 31, 1997 and 1998, respectively. Ravenswood expects that these expenses will increase as it is required to pay interest on $1,687,500 worth of convertible debentures issued in the second quarter of the 1999 fiscal year. Ravenswood expects that this expense may be offset in part by interest earned on that portion of the proceeds of this offering that is retained as working capital. Interest payments on the debentures commenced in January 1999 and will continue to be paid on a quarterly basis until the debentures are converted or redeemed, or until they mature.

Provision for Income Taxes

The provision for income taxes reflects the estimated annualized effective tax rate of 43.3% at December 31, 1998, and 40.9% at December 31, 1997. Ravenswood does not expect a material change in its effective tax rate in the near future.

Fiscal Years Ended June 30, 1998 and 1997

Sales


Net sales of Ravenswood's products increased to $15.9 million in the 1998 fiscal year, from $11.5 million in the 1997 fiscal year. This increase is primarily attributable to an increase in the volume of wines produced and sold by Ravenswood. In the 1998 fiscal year, case sales increased to 191,655 cases from 131,175 cases in the 1997 fiscal year, while the average price per case decreased from $91.58 to $87.37 in these respective periods. The decrease in average price per case is primarily attributable to the increase in sales of the value-priced Vintners Blend Series as a percentage of gross sales and, to a lesser extent, the timing of release dates for some of Ravenswood's Vineyard Designate Series Zinfandel products in these respective periods.


The percentages of gross sales attributable to the Vintners Blend Series, County Series and Vineyard Designate Series were 56%, 27% and 16%, respectively, in the 1998 fiscal year, as compared to 43%, 32% and 22%, respectively, in the 1997 fiscal year. Sales of Ravenswood branded merchandise accounted for approximately 2% of gross sales in each of these periods.

Cost of Goods Sold

Cost of goods sold increased to $7.4 million, or 46.6% of net sales, in the 1998 fiscal year, from $5.2 million, or 45.1% of net sales, in the 1997 fiscal year. The increase in the amount of cost of goods sold over these respective periods is primarily due to increases in the total volume of wine sold. The increase in cost of goods sold as a percentage of net sales is primarily attributable to the increase in sales of Ravenswood's lower-margin Vintners Blend Series as a percentage of gross sales.

Gross Profit

Ravenswood's gross profit increased to $8.5 million in the 1998 fiscal year, from $6.3 million in the 1997 fiscal year, but decreased as a percentage of net sales, to 53.4% from 54.9% in these respective periods. The increase in aggregate gross profit is primarily attributable to increases in sales volumes across all of Ravenswood's product lines, particularly the Vintners Blend Series. The decrease in gross profit as a percentage of net sales is primarily attributable to an increase in sales of the lower-margin Vintners Blend Series as a percentage of gross sales.

Operating Expenses

Deferred Compensation Expense: Deferred compensation expense consists of non-cash expenses recognized by Ravenswood in connection with a deferred compensation agreement with W. Reed Foster, Ravenswood's chairman and chief executive officer. Deferred compensation expense increased to $2.2 million in the 1998 fiscal year from $93,292 in the 1997 fiscal year, and increased as a percentage of net sales to 13.9% in the 1998 fiscal year from 0.8% in the 1997 fiscal year. The increase in deferred compensation expense is attributable to an increase in the common stock per share value recognized by Ravenswood at June 30, 1998. The deferred compensation arrangement was terminated as of July 1, 1998 and Ravenswood will not incur any additional deferred compensation expense from this arrangement.

Other Operating Expenses: Other operating expenses increased to $4.0 million in the 1998 fiscal year, from $3.3 million in the 1997 fiscal year, but decreased as a percentage of net sales to 25.3% in the 1998 fiscal year from 28.3% in the 1997 fiscal year. The increase in the amount of other operating expenses is primarily attributable to increases in brokerage commissions related to Ravenswood's increased sales volumes and, to a lesser extent, increased expenditures on advertising and promotional efforts. The decrease in other operating expenses as a percentage of net sales is primarily attributable to increased sales volumes without corresponding increases in administrative staff or other overhead expenses.

Other Expense, Net

Other expense amounted to $474,340 and $437,258, or 3.0% and 3.8% of net sales, in the 1998 and 1997 fiscal years, respectively.

Provision for Income Taxes

The provision for income taxes reflects the estimated annualized effective tax rate of 89.5% in the 1998 fiscal year and 42.1% in the 1997 fiscal year. The increase in the effective tax rate for fiscal 1998 was a result of recognizing a portion of deferred compensation expense in the amount of $2.1 million in the 1998 fiscal year as a permanent difference for tax purposes.

Selected Quarterly Results of Operations

The following table presents Ravenswood's results of operations for each of the six quarters prior to and including the quarter ended December 31, 1998. The quarterly information is unaudited, but management believes that the information regarding these quarters has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments have been included to present fairly the unaudited quarterly results when read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

                                                                                  Quarter Ended
                                                   ------------------------------------------------------------------------------
                                                September 30,  December 31,   March 31,     June 30,     September 30,  December 31,
                                                    1997          1997          1998          1998           1998           1998
                                                   -------       -------       -------       -------        -------       -------
Statement of Income Data:
(In thousands)
Gross Sales ...................................    $ 4,578       $ 4,277       $ 3,795       $ 4,367        $ 6,342       $ 5,853
  Less Excise Taxes ...........................        129            68            84           272            225            51
  Less Discounts, Allowances and
   Returns ....................................        123           150           135           165            155           182
                                                   -------       -------       -------       -------        -------       -------
Net Sales .....................................      4,325         4,059         3,576         3,930          5,962         5,620
Cost of Goods Sold ............................      1,804         1,848         1,787         1,958          2,528         2,538
                                                   -------       -------       -------       -------        -------       -------
Gross Profit ..................................      2,521         2,211         1,789         1,972          3,434         3,082
                                                   -------       -------       -------       -------        -------       -------
Operating Expenses:
 Deferred Compensation Expense ................       --            --            --           2,206           --            --
 Other Operating Expenses .....................        880           972           914         1,269          1,215         1,125
                                                   -------       -------       -------       -------        -------       -------
Operating Income (Loss) .......................      1,642         1,239           875        (1,503)         2,219         1,957
Other (Income) Expense ........................         34            79           100           260             73            74
                                                   -------       -------       -------       -------        -------       -------
Income (Loss) Before Income Taxes .............      1,607         1,160           775        (1,763)         2,146         1,884
Provision for Income Taxes ....................        658           475           315           144            929           815
                                                   -------       -------       -------       -------        -------       -------
Net Income (Loss) .............................    $   949       $   685       $   460       $(1,907)       $ 1,217       $ 1,068
                                                   =======       =======       =======       =======        =======       =======

Ravenswood has experienced seasonal and quarterly fluctuations in sales, operating expenses and net income. Because Ravenswood manages its business to achieve long-term strategic objectives, it may make decisions that it believes will enhance its long-term growth and profitability, even if these decisions adversely affect quarterly earnings. These decisions include: (a) when to release its wines for sale; (b) how to position its wines competitively; and (c) which grape and bulk wine sources to use to produce its wines. In addition, the release dates of Ravenswood's Vineyard Designate Series and County Series have resulted in fluctuations in Ravenswood's results on a quarter-to-quarter basis. Ravenswood's sales volume may also change depending upon its distributors' inventory levels. The results of operations for any quarter are not necessarily indicative of the results of any future period. The market price of Ravenswood's common stock may fluctuate significantly in response to these quarter-to-quarter variations.


Results of operations for the quarter ended June 30, 1998 were materially affected by expenses recognized in connection with a deferred compensation arrangement with W. Reed Foster, Ravenswood's chairman and chief executive officer. This arrangement was terminated as of July 1, 1998. No additional deferred compensation expenses relating to this arrangement have been or will be incurred in subsequent periods.

Liquidity and Capital Resources

Ravenswood has funded its capital requirements primarily with cash flows from operations, a mix of short-term and long-term borrowings, and the sale of its securities. Cash and cash equivalents totaled $3.2 million at December 31, 1998, as compared to $102,272 at June 30, 1998. The increase in cash and cash equivalents is primarily due to the receipt of the net proceeds from Ravenswood's sale of securities completed in December 1998.

Net cash provided by operations was $655,773 in the six months ended December 31, 1998, as compared to $124,197 in the six months ended December 31, 1997. For the 1998 fiscal year, net cash used for operations was $357,171, as compared to net cash provided by operations of $265,809 in the 1997 fiscal year. The principal use of cash from operations in each of these respective periods was the acquisition of additional inventory through increased production, while the principal source of cash in each period was net income.

Net cash used for investing activities totaled $891,336 in the six months ended December 31, 1998, as compared to $243,229 in the six months ended December 31, 1997. Net cash used for investing activities was $490,621 for the 1998 fiscal year, as compared to $312,386 in the 1997 fiscal year. The increases were primarily a result of costs associated with the Quarry Facility. Ravenswood expects that net cash used for investing activities will increase in the future as additional investments in plant and equipment are made in completing the Quarry Facility.

Net cash provided by financing activities was $3.3 million in the six months ended December 31, 1998, as compared to $72,923 in the six months ended December 31, 1997. Net cash provided by financing activities totaled $738,103 in the 1998 fiscal year, as compared to $507,595 used for financing activities in the 1997 fiscal year. The principal sources of cash provided by financing activities in each of these respective periods were short- and long-term borrowings under two lines of credit with Pacific Coast Farm Credit Services and long-term borrowings, including additional obligations to Pacific Coast. In addition, in the six months ended December 31, 1998, a principal source of cash was Ravenswood's sale of securities completed in December 1998. The principal use of cash from financing activities in each of these respective periods was for repayment obligations under Ravenswood's various short- and long-term borrowing arrangements. In addition, Ravenswood used $278,255 in cash for the repurchase of outstanding shares of common stock from one of its former officers in the 1998 fiscal year.

The majority of Ravenswood's grape purchases occur in the second fiscal quarter, when the fruit is harvested. Most grape purchase contracts specify the timing of payment for these purchases. Ravenswood typically makes several payments to each grower in the quarters following each harvest. The actual dates vary depending upon the terms of the individual contract. Based upon its grape purchase contracts for the 1998 harvest, these payments will be made in the following manner: 42%, 19% and 21% in the second, third and fourth quarters of fiscal 1999, respectively, and 18% in the first quarter of fiscal 2000. As a result of harvest costs and the timing of grape and bulk purchase payments, Ravenswood's inventory and related cash requirements generally peak during the second or third fiscal quarters. Cash requirements also fluctuate depending upon the level and timing of capital spending and tax payments.

Ravenswood leases barrels and other equipment used in the production of its wines. Ravenswood estimates that aggregate lease payments for barrels and other equipment will be $222,844 for the 1999 fiscal year. Ravenswood anticipates that it will enter into additional leasing arrangements as it increases its production.

In December 1994, Ravenswood completed a sale of $865,000 of convertible debentures due December 31, 2004. Each $10,000 debenture is convertible into 3,500 shares of common stock at any time prior to December 31, 1999 upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time during the period from January 1, 2000 until the maturity date. Ravenswood pays interest quarterly on the debentures based on a floating index tied to prime bank rates for a five-year period. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2%, or the maximum interest rate exceed 11%.

In December 1998, Ravenswood completed a sale of $1.7 million of convertible debentures due December 31, 2008 and $1.7 million of common stock. Each $10,000 debenture is convertible into 900 shares of common stock at any time prior to December 31, 2003, upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time during the period from January 1, 2004 until the maturity date. Ravenswood pays interest quarterly on the debentures in an amount equal to the prime interest rate quoted by Bank of America NT&SA plus 1%. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2%, or the maximum interest rate exceed 11%.


Ravenswood has two lines of credit with Pacific Coast Farm Credit Association, under which Ravenswood may borrow up to a total of $2.8 million. As of December 31, 1998, Ravenswood had $1.5 million outstanding under these lines of credit. In addition, Ravenswood expects to receive an additional $4.6 million construction loan from Pacific Coast Farm Credit Association for the purpose of financing the construction of the Quarry Facility. The loan will be secured by the Quarry Facility and its lease. Since 1989, Ravenswood has periodically borrowed funds for short-term working capital from its executive officers. As of December 31, 1998, Ravenswood had outstanding promissory notes in the principal amount of $50,250 payable to Mr. Foster, its chairman and chief executive officer, and additional promissory notes in the principal amount of $46,143 payable to Mr. Peterson, its president and winemaker.

Ravenswood anticipates that its capital expenditures will increase substantially in the 1999 fiscal year as it undertakes to complete the Quarry Facility. The full extent of Ravenswood's future capital requirements and the adequacy of its available funds will depend on many factors, not all of which can be accurately predicted. Although no assurance can be given, Ravenswood believes that anticipated cash flow from operations, borrowings under its existing credit agreements, its proposed additional line of credit, and proceeds from this offering and other recent financing activities will be sufficient to fund its capital requirements, including its planned expansion, for at least the next 12 months. In the event that additional capital is required, Ravenswood may seek to raise that capital through public or private equity or debt financings. Future capital funding transactions may result in dilution to purchasers in this offering.


There can be no assurance that additional capital will be available on favorable terms, if at all. Ravenswood's inability to obtain additional capital on acceptable terms would limit its growth and could have a negative impact on its business. Ravenswood uses substantial amounts of its working capital to purchase grapes and bulk wine supplies from third parties and to pay for the use of third-party production facilities in its wine production. Ravenswood also needs capital to fund its own grape-growing and winemaking activities. Ravenswood expects that it will need an increased amount of working capital over the next several years to fund increases in its production level and inventory.


Risks associated with potential Year 2000 problems


Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to process correctly dates beginning in 2000 and to comply with the Year 2000 requirements. Ravenswood is reviewing its information systems for any potential Year 2000 problems that might arise as a result of these requirements, and does not believe its systems will be affected by the upcoming change in century. However, Ravenswood utilizes third-party equipment and software that may not be Year 2000 compliant. If this third-party equipment or software fails to process dates for the year 2000 and dates that follow properly, Ravenswood could incur unanticipated expenses to remedy any problems, which could harm its business.


In addition, Ravenswood relies on various service providers, including banks, and on grape and bulk wine suppliers, third-party production facilities and distributors. The software and computer systems of any of these entities could have Year 2000 problems. A disruption in the supply of services or products Ravenswood receives from any of these entities due to Year 2000 problems could harm its business.

                                    BUSINESS

Overview

Ravenswood produces, markets and sells premium California wines exclusively under the Ravenswood brand name. The vast majority of the wines Ravenswood produces and sells are red wines, including Merlot, Cabernet Sauvignon and, particularly, Zinfandel. To a lesser extent, Ravenswood produces white wines, including Chardonnay, French Colombard and Gewurztraminer.

Ravenswood produces wines in three series:

     o the value-priced Vintners Blend Series, with a suggested retail price of approximately $9.75 to $11.25 per 750 ml bottle;

     o the intermediate-priced County Series, with a suggested retail price of approximately $12 to $18.50 per 750 ml bottle; and

     o the higher-priced Vineyard Designate Series, with a suggested retail price of approximately $18 to $31.50 per 750 ml bottle.

The actual price of any particular wine may be either higher or lower than suggested retail, depending upon the type of retail outlet and location where it is sold. All of these products are within the super-premium and ultra-premium categories of the premium wine market generally recognized by the wine industry. "Premium" wines typically retail for more than $3.00 per 750 ml equivalent unit. The premium category is often divided into three major segments: (a) "popular premium" wines, which retail for between $3.00 and $7.00 per 750 ml equivalent unit; (b) "super-premium" wines, which retail for between $7.00 and $14.00 per 750 ml equivalent unit; and (c) "ultra-premium" wines, which retail for $14.00 or more per 750 ml equivalent unit. These categories were originally created by Gomberg, Fredrickson and Associates and are now commonly used in the wine industry.

Ravenswood believes that the scope of its product offerings, coupled with its emphasis on red wines, has positioned it well within the fast-growing premium red wine market. Since its inception, Ravenswood has continued to expand its product portfolio by including new labels in its County Series and its Vineyard Designate Series and by developing and steadily increasing the production of its Vintners Blend Series. For its 1996 vintage, Ravenswood marketed and sold 37 different wines within its three product series.

Ravenswood's approach focuses on using old-world French winemaking techniques to produce premium wines of exceptional quality and on building awareness and loyalty for the Ravenswood brand. Ravenswood has traditionally concentrated investment in developing its brand name, building inventory and expanding distribution channels, rather than developing vineyard holdings and production facilities. Although Ravenswood currently owns and manages 14 acres of planted vineyards, over 95% of its grapes are supplied by third parties. A majority of these grapes are crushed and fermented at facilities owned by third parties, in accordance with Ravenswood's prescribed winemaking practices. Ravenswood also purchases bulk wine of superior quality, which is incorporated into its products, particularly its Vintners Blend Series. A substantial portion of Ravenswood's wines is stored at facilities leased for this purpose by Ravenswood.

Ravenswood believes this strategy has enabled it to sustain the growth necessary to capitalize on favorable trends in the demand for California premium wines, while minimizing the need to invest large amounts of capital in the acquisition and development of land and capital equipment until its production levels warranted further investment.

Ravenswood was founded in 1976 by Messrs. Foster and Peterson when Mr. Peterson harvested and crushed Zinfandel grapes from two Sonoma County vineyards. In 1979, Ravenswood released its first wines, consisting of 327 cases of the 1976 vintage Zinfandel. Since its founding, and particularly since 1991, Ravenswood's production and sales levels have increased substantially, to approximately 191,655 cases sold and $17.0 million in gross sales for the 1998 fiscal year. From the 1994 fiscal year to the 1998 fiscal year, the compound annual growth rate of Ravenswood's gross sales was approximately 28%.

Ravenswood has occupied the Gehricke Road Facility in Sonoma, California since 1991. This facility includes a tasting room, which Ravenswood uses to promote consumer demand and generate direct retail sales, as well as a wine production facility, a barrel storage warehouse and executive offices. Recognizing its anticipated growth and the potential scarcity of future winemaking capacity in the Napa and Sonoma counties of California, Ravenswood is building a new winery facility in Sonoma County, which is referred to as the Quarry Facility. Ravenswood believes that the Quarry Facility will reduce its reliance on leased storage space and custom crush production facilities and improve its ability to control the quality of its wines and operate efficiently.

Varietal Wines

In the United States, wines are classified as "non-varietal" or "varietal." Non-varietal wines contain less than 75% of a single grape variety. While there are non-varietal blends sold within the premium category, non-varietal wines are often sold as "generic" or "jug" wines and include wines named after European regions, such as Burgundy and Chablis, as well as wines simply labeled "red" or "white." Generic or jug wines are packaged primarily in large-size containers, which usually are offered in three-, four- and five-liter sizes and often retail for less than $3.00 per 750 ml equivalent unit.

As prescribed by United States Federal Bureau of Alcohol, Tobacco, and Firearms regulation, varietal wines must contain at least 75% of the single grape variety for which they are named. Wine production outside the United States relies on a significant number of grape varieties, and most of the better known wines are not varietally designated. The majority of high-quality wine produced in the United States is varietal and, particularly in California, is comprised of a limited number of grape varieties with distinct characteristics.

Federal regulations also require that wines be identified by the region from which the grapes were sourced. These regions are called appellations. Ravenswood offers varietal wines in appellations ranging in size from California to areas like the Sonoma Valley.

The predominant varietal wines produced in California include the following:


Cabernet  Sauvignon:     The  Cabernet  Sauvignon  varietal,  which  is the most
                         famous grape of France's  Bordeaux region,  is a hybrid
                         of Cabernet Franc, a red grape,  and Sauvignon Blanc, a
                         white  grape.  It  produces  red wines  that are highly
                         aromatic,  with  significant  depth  and  intensity  of
                         flavor.   Cabernet  Sauvignon  has  traditionally  been
                         blended with other select grape varieties, but in the United States, and particularly California, it is not unusual to have wines that contain 90% to 100% of this varietal. The most highly regarded Cabernet Sauvignon wines are generally stored in French or American oak barrels for 18 to 30 months prior to bottling in order to impart a distinctive flavor, while softening the effect of the natural grape skin astringent, or tannin, that is highly concentrated in the Cabernet Sauvignon grape.

Chardonnay:              The Chardonnay grape is a versatile varietal that grows
                         well in a variety of locations throughout the world, including California. The Chardonnay grape produces white wines that winemakers can relatively easily manipulate in order to produce distinctive flavors.
                         Chardonnay is often highly regarded for the significant impact oak aging can have on enhancing the fruit and spice flavors of the grape. Chardonnay is the most plentiful white grape in California and is planted in virtually all of its wine growing regions, producing wines that range from jug to ultra-premium quality.

Merlot: Like Cabernet Sauvignon, Merlot's prominence originated in the Bordeaux region of France, where it is mainly blended with other varietals according to local winemaking traditions. It is the predominant grape of the Pomerol appellation in Bordeaux, and Chateau Petrus, the most famous wine of that appellation, is nearly 100% Merlot. Wide-scale production of Merlot in California has developed over the last 15 to 20 years. Due to its popularity, Merlot is being widely planted in California and Chile, even though it is considered difficult to grow because of its uneven crop production. Merlot is typically considered softer and more supple tasting than Cabernet Sauvignon.

Zinfandel:               Zinfandel arrived in California in the mid-1800s from a
                         horticultural collection in New York. The origins of Zinfandel are unknown, although it is closely related to the ancient Plavic Mali varietal from Croatia.
                         Zinfandel is well suited to the California climate and is widely planted throughout the state. Much of the Zinfandel grown in California is used in the production of white Zinfandel, a blush-colored slightly sweet wine that is served chilled. Traditional Zinfandel, a red wine, can range from short-lived wines with light berry flavors and mild tannins to robust, intensely flavored wines with strong tannins that are vinted to improve with age. California has a number of old Zinfandel vineyards that range from 50 to 100 years old. Many of these vineyards are farmed without irrigation, are planted relatively densely, and are frequently planted in prime grape-growing locations. These vines produce smaller, more uniform crops of superior quality and are highly sought after by wineries such as Ravenswood.

While these varietal grapes are widely produced and the wines produced from them are generally considered the most popular with consumers, other varietals, including Sauvignon Blanc, Gew -urztraminer, Pinot Noir, Sangiovese, Petite Sirah, Syrah, and Grenache, are also produced in significant quantities throughout the world, including California. In addition, wines blended from varietal grapes that do not consist of 75% or more of one varietal are commonly produced worldwide.

California has experienced a growing trend toward producing more ultra-premium non-varietal wines. Perhaps the most well known of these are the "Meritage," which rhymes with "heritage," wines that use varietal grapes commonly associated with Bordeaux. These Meritage wines are both white and red. The whites are usually a combination of Sauvignon Blanc and Semillion, while the reds are some combination of Cabernet Sauvignon, Cabernet Franc, Merlot, Petite Verdot and Malbec. There has also been a trend in California to produce Rhone-style blends. These blends include grapes such as Rousanne and Marsanne for white wines, and Syrah, Grenache, Mourvedre and Cinsault for red wines.

The Premium Wine Market

Industry analysts estimate that in 1997, shipments of popular-premium, super-premium and ultra-premium wines accounted for 66%, 27% and 7%, respectively, of premium wine cases shipped in the United States and 46%, 35% and 19%, respectively, of premium wine revenues, as indicated in the chart below. Ravenswood's products fall exclusively into the super-premium and ultra-premium segments of the premium wine category.


           The United States Premium Wine Shipments By Segment: 1997*


                               [GRAPHIC OMITTED]

     (Two pie charts showing percentages of cases and revenues by popular, super-premium and ultra-premium)

* Source: Gomberg, Fredrickson and Associates (1998)


During the last ten years, consumer preferences for wine in the United States have shifted significantly away from generic jug wines toward premium wines sold in 750 ml bottles. Industry analysts estimate that United States shipments of California premium wines have grown from approximately $866 million in 1987 to approximately $3.6 billion in 1997. Ravenswood believes this growth in the premium wine category can be attributed to, among other things, an increasingly discriminating customer base that appreciates higher quality wines and is willing to pay for them.

As a result of changing consumer preferences, as well as several studies suggesting various health benefits from the moderate consumption of red wine, the vast majority of the recent growth in the wine industry has been in the sales of red wine. Industry analysts estimate that sales of nine-liter cases of red wine grew 158% from 1991 to 1997, from 22.1 million cases to 57.2 million cases, as indicated in the following chart. This amounts to approximately 67% of the growth in the premium wine industry during this period.

[GRAPHIC OMITTED]                        Percentage Increase: 1991 - 1997*

(Bar graph showing
United States table                              Red:      158%
wine shipments                                   White:     15%
by color,                                        Blush:     16%
from 1991 to 1997
(in millions of cases))

* Source: Gomberg, Fredrickson and Associates (1998)



Within the red wine category, Cabernet Sauvignon has historically dominated sales relative to other varietals. In recent years, however, other varietals, including Merlot and, more recently, Zinfandel, have fueled much of the growth in sales of red wines. The following table sets forth estimated shipments for particular red wines by varietal, as measured in millions of nine-liter cases.



                                United States Shipments of California Premium Red Wines by Varietal*
                                                   (millions of nine-liter cases)
                                                                                                                           Compound
                                                                                                                            Annual
                                                                                                                         Growth Rate
                                          1990      1991      1992      1993      1994      1995       1996       1997     1990-1997
                                          ----      ----      ----      ----      ----      ----       ----       ----     ---------
Cabernet Sauvignon ...................     4.6       5.0       6.7       7.5       8.7       9.8       11.3       11.8       14.4%
Merlot ...............................     0.6       0.8       1.4       2.0       2.8       3.8        5.3        7.0       42.0%
Red Zinfandel ........................     0.6       0.7       0.8       0.9       1.2       1.6        2.1        2.4       21.9%
Pinot Noir ...........................     0.3       0.3       0.4       0.5       0.6       0.7        0.8        0.9       17.0%

------------
* Source: Gomberg, Fredrickson and Associates (1998)


The Ravenswood Strategy

Ravenswood believes that its mix of premium wine products of different varietals and different price segments has positioned it to take advantage of the rapid growth in the consumption of premium wines, particularly California red varietals. Ravenswood's objectives are to continue to concentrate on producing wines that enhance its reputation for high quality and further establish its brand identity in order to achieve a competitive advantage in every segment of the premium wine market in which Ravenswood operates. To achieve these objectives, Ravenswood has developed the following strategies:

Focus on Product Offerings         Although  demand for premium  California wine
that Give the Consumer             has  increased  across the  spectrum  of wine
Demonstrable Value:                varietals  in  the  last  decade,   the  most
                                   prominent  growth  in the past six  years has
                                   been in the demand  for red wines.  Red wines
                                   accounted    for    approximately    91%   of
                                   Ravenswood's  gross  sales in the 1998 fiscal
                                   year. As a result, Ravenswood believes it has
                                   been and  continues to be well  positioned to
                                   take   advantage  of  the  growing   consumer
                                   preference   for   premium   red   wine.   In
                                   particular,  Ravenswood believes its emphasis
                                   on the
                                   production  of  Zinfandel  has  allowed it to
                                   become recognized as a quality leader in this
                                   segment  of  the  wine   market.   Ravenswood
                                   intends  to  continue  to  focus  on  meeting
                                   consumer   demand  by  producing  wines  that
                                   enhance   its   reputation   for   expertise,
                                   demonstrable    value   and   high   quality.
                                   Ravenswood   believes   this   approach  will
                                   further promote the favorable image of its products.

Strategically Manage               Consumer research indicates that the majority
the Brand:                         of wine  consumers  prefer  wines  with which
                                   they are familiar and consider a recognizable
                                   brand  name very  important  when  purchasing
                                   wine.  Ravenswood believes the quality of its
                                   wines,  its distinctive  Ravenswood brand and
                                   logo,  and  the   irreverent   image  created
                                   through  its "No  Wimpy  Wines"  slogan  have
                                   resulted in high brand awareness  relative to
                                   other wineries of equivalent size. Ravenswood
                                   intends   to   continue   to  invest  in  the
                                   promotion of its brand name and image in order to continue to generate favorable brand awareness.

Produce High-Quality               Ravenswood   believes  it  has   consistently
Products that Emphasize the        offered  consumers   high-quality   wines  of
Winemaking Process:                excellent  value in each price segment of the
                                   premium  wine  market  in which it  operates.
                                   Ravenswood's  team  of  winemakers   produces
                                   these  wines  by using  high-quality  premium
                                   wine  grapes,  and by  strictly  adhering  to
                                   Ravenswood's      traditional      winemaking
                                   techniques.   Ravenswood  believes  that  its
                                   old-world French winemaking techniques impart
                                   a  distinctive  style to its wines,  which is
                                   evident even when blended with purchased bulk
                                   wine.   Many  of   Ravenswood's   grapes  are
                                   purchased  from  dry-farmed   vineyards  that
                                   yield  low  crops  with  concentrated   fruit
                                   flavors. In addition,  younger vineyards from
                                   which   Ravenswood    acquires   grapes   are
                                   regularly   thinned   at   the   request   of
                                   Ravenswood  to ensure the premium  quality of
                                   the grapes  they  produce.  Ravenswood  often
                                   pays a  premium  for  grapes  that are  grown
                                   according to these specifications. Ravenswood
                                   intends  to   continue   to   emphasize   the
                                   high-quality   results   of  its   winemaking
                                   process as it promotes its existing products and develops additional product offerings.

Maintain Broad, Efficient          Ravenswood  has  developed a broad network of
Distribution Channels:             brokers  and   distributors   throughout  the
                                   United  States  and in more  than  15  export
                                   markets.   Ravenswood   sells  its   products
                                   directly in California, using five warehouses
                                   throughout  the state and a network  of seven
                                   brokers.   Elsewhere  throughout  the  United
                                   States and internationally, Ravenswood uses a
                                   network of over 75  distributors.  Ravenswood
                                   has  concentrated  on  the  establishment  of
                                   relationships with smaller,  regionally-based
                                   brokers and distributors for which Ravenswood
                                   is a
                                   prominent  brand.  Ravenswood  believes these
                                   arrangements   create   incentives   for  its
                                   distribution   partners   to   position   the
                                   Ravenswood brand optimally.


Selectively Invest in              Ravenswood   has   historically   focused  on
Vineyards and Production           promoting    the    Ravenswood    brand   and
Facilities:                        implementing the winemaking  process,  rather
                                   than on investing in vineyards and production
                                   facilities.     Ravenswood     relies    upon
                                   independent   grape  growers  and  bulk  wine
                                   suppliers for  substantially  all of its wine
                                   production,  and  leases  storage  and  crush
                                   facilities  for a substantial  portion of its
                                   wine  production.  For example,  for the 1998
                                   harvest,  Ravenswood  crushed at the Gehricke
                                   Road Facility approximately  one-third of the
                                   total   grapes   crushed,   and   relied   on
                                   third-party  facilities  for the remainder of
                                   its  crush  requirements  for  that  harvest.
                                   While   Ravenswood   believes  that  it  will
                                   continue   to   focus    primarily   on   the
                                   development  of the Ravenswood  brand,  it is
                                   building the Quarry  Facility to  accommodate
                                   the  increase in its wine  production  and to
                                   reduce its reliance upon the limited capacity
                                   available    at    third-party     production
                                   facilities.  Upon  completion  of the  Quarry
                                   Facility, Ravenswood expects to utilize fully
                                   both the  Quarry  Facility  and the  Gehricke
                                   Road   Facility  for  its  wine   production.
                                   Ravenswood   believes  the  addition  of  the
                                   Quarry    Facility   will   present   several
                                   benefits,  including:  (a)  consolidation  of
                                   operations so as to improve  coordination  of
                                   management and staff;  (b)  substantial  cost
                                   savings;    and   (c)   closer   control   of
                                   Ravenswood's winemaking techniques to ensure continued high-quality standards.


Retain and Further Develop         Ravenswood    believes    its    professional
the Professional                   management  team's  depth and  experience  in
Management Team:                   winemaking,  marketing and business  strategy
                                   will be  important  in  guiding  Ravenswood's
                                   growth.  Since  its  establishment  in  1976,
                                   Ravenswood  has been operated by a management
                                   team  dedicated  to  the  production  of  the
                                   highest   quality   wines   in  each  of  the
                                   categories  of the  premium  wine  market  in
                                   which it competes.  Ravenswood  believes that
                                   in  order  to meet  its  objectives,  it must
                                   continue  to  attract  and  retain  qualified
                                   winemaking  experts  and  management  through
                                   compensation     benefits    as    well    as
                                   opportunities for advancement.

Ravenswood Products

Ravenswood has traditionally focused on the production of wines within the super-premium and ultra-premium categories of the premium wine market.
Ravenswood's wines target specific varietals, appellations and prices within these categories.

Vintners Blend Series:             Ravenswood's  Vintners Blend Series  consists
                                   of wines  produced  from  grapes of  specific
                                   varietals  but  sourced  from  a  variety  of
                                   appellations in California.  In producing its
                                   Vintners Blend Series, Ravenswood uses grapes
                                   obtained
                                   from    independent    growers   in   premium
                                   grape-growing  regions in Northern California
                                   and bulk wine  derived  from grapes  grown in
                                   various California  appellations.  Ravenswood
                                   currently   produces  Vintners  Blend  Series
                                   wines in  Zinfandel,  Merlot  and  Chardonnay
                                   varietals. Its Vintners Blend Series provides
                                   lower   margins   than   Ravenswood's   other
                                   products;  however,  the flexibility provided
                                   by  using  grapes  and bulk  wine of  varying
                                   appellations  enables  Ravenswood  to produce
                                   its  Vintners  Blend Series on a larger scale
                                   than  its  other   products.   As  a  result,
                                   Ravenswood is able to generate greater sales.
                                   In  the  1998  fiscal  year,   sales  of  the
                                   Vintners Blend Series totaled $9.5 million, or 56% of Ravenswood's gross sales.

County Series:                     Ravenswood's   County   Series   consists  of
                                   specific  varietal wines primarily  vinted by
                                   Ravenswood  and blended from grapes  acquired
                                   from various  independent  growers within the
                                   specific  appellations of Napa County, Sonoma
                                   County,   Amador   County  and  Lodi  County.
                                   Ravenswood  believes  that its County  Series
                                   provides  consumers with a reasonably  priced
                                   ultra-premium  varietal  wine derived  solely
                                   from grapes of highly  regarded  appellations
                                   of the California premium wine industry.  For
                                   its 1996 vintage,  Ravenswood  offered twelve
                                   different wines within its County Series.  In
                                   the 1998  fiscal  year,  sales of the  County
                                   Series  totaled  $4.5  million,   or  27%  of
                                   Ravenswood's gross sales.

Vineyard Designate Series:         Ravenswood's    Vineyard   Designate   Series
                                   consists  of   ultra-premium   varietal   and
                                   Meritage  wines derived from grapes  supplied
                                   by specific  vineyards within Napa and Sonoma
                                   counties.  Ravenswood  believes that Vineyard
                                   Designate  Series wines  represent the unique
                                   characteristics  of each designated  vineyard
                                   and its respective grape varietal. Ravenswood
                                   also  believes  that its  Vineyard  Designate
                                   Series'    emphasis   on   old-world   French
                                   winemaking  techniques  sets a  standard  for
                                   high  quality  that  enhances  the  perceived
                                   value of the  products in each of its product
                                   series.  For  its  1996  vintage,  Ravenswood
                                   offered  22   different   wines   within  its
                                   Vineyard  Designate  Series.  The  number  of
                                   products    offered   within   the   Vineyard
                                   Designate  Series  varies  from year to year.
                                   This variation results from two factors: the number of vineyards available for designation and the winemakers' discretion as to whether harvested grapes merit Vineyard Designate
                                   Series status. In the 1998 fiscal year, sales of the Vineyard Designate Series totaled $2.7 million, or 16% of Ravenswood's gross sales.

The table below summarizes the number of wines offered in each product series, by varietal, for the Ravenswood 1996 vintage:


                                                                      Vintners Blend        County     Vineyard Designate    Total
                                                                      --------------        ------     ------------------    -----
Zinfandel ......................................................             1                4               10               15
Merlot .........................................................             1                2                4                7
Cabernet Sauvignon, Cabernet Franc
 and Bordeaux varietal blends ..................................             0                3                4                7
Miscellaneous reds/blends ......................................             0                1                1                2
Chardonnay .....................................................             1                0                2                3
Miscellaneous whites ...........................................             0                2                1                3
                                                                            --               --               --               --
TOTAL ..........................................................             3               12               22               37
                                                                            ==               ==               ==               ==



The vast majority of Ravenswood's products in all of its product series are red wines, particularly Zinfandel. Ravenswood's red wines accounted for approximately 91% of its gross sales in the 1998 fiscal year, with sales of Zinfandel accounting for approximately 63% of its gross sales for that period. Ravenswood estimates that production of future vintages will continue to consist primarily of red wines, although it expects that a lesser percentage of Ravenswood's total production will consist of Zinfandel, as Ravenswood expects production of other red varietal wines to increase more rapidly. While
Ravenswood will continue to attempt to expand its sales and name recognition selectively, Ravenswood believes that its current mix of products is well suited to the growing demand for red wines, and it intends to continue to devote a majority of its production to its existing red wines.

Ravenswood believes that by focusing on its unique winemaking process and emphasizing red wine, it has achieved a reputation for high quality and distinctive flavors within the market for red wines, particularly with respect to its Zinfandel and its Vineyard Designate Series. Ravenswood intends to maintain its position as a prominent supplier in the product categories in which it has already established itself. It also plans to explore additional opportunities to produce alternative varietal or blended products in those areas where its focus can enable Ravenswood to establish a similar reputation for excellence and build favorable awareness for the Ravenswood brand.

Ravenswood's Red Winemaking Process


In producing its premium wine products, Ravenswood employs traditional old-world French winemaking techniques modified to embrace important aspects of modern winemaking. Ravenswood defines traditional old-world French winemaking as an approach that embraces natural processes and in which human and mechanical intervention is minimized. For example, Ravenswood allows wild yeasts to assist in fermentation and manually mixes its fermenting wines when feasible. Ravenswood's winemaking techniques demand careful attention to the wines from the vineyard through the bottling and shipping of its finished products.


Grape Acquisition

Substantially all of the grapes utilized in the production of Ravenswood's wines are purchased from independent growers. Ravenswood plays an active role, however, in the management of the grapes that it purchases by monitoring the development of the crop and working directly with vineyard owners to determine optimal plans for nurturing and harvesting grapes. Ravenswood also purchases bulk wine, which is wine vinted by third parties, to incorporate into some of its products. Most of the bulk wine purchased by Ravenswood is incorporated into its Vintners Blend Series. To a limited extent, Ravenswood may incorporate bulk wine that it believes to be of exceptional quality into its County Series.

Fermentation

After the grapes are harvested, they are immediately crushed and pumped into fermenting tanks. Using wild natural yeasts found on the grapes, a combination of the grapes, juice, seeds and stems is left to ferment for a period ranging from one to four weeks, during which time the sugar in the grapes is converted to alcohol. During fermentation, the grape skins are mixed with the fermenting juice through a process known as "punching down," which provides maximum contact between the skins and the juice. Ravenswood's fermentation procedures, by product series, are described below:

Vineyard Designate Series:         Ravenswood's  Vineyard  Designate  Series  is
                                   fermented in open-top redwood fermentation tanks of approximately five- to eight-ton capacity that permit punching down to be done by hand and optimize the distribution of heat throughout the fermentation process. All of the Vineyard Designate Series is currently crushed and fermented at the Gehricke Road
                                   Facility.

County Series:                     Ravenswood's  County Series is fermented in a
                                   mix of open-top redwood and stainless steel fermentation tanks ranging in size from six to 20 tons. A majority of the County Series is currently crushed and fermented at the Gehricke Road Facility.

Vintners Blend Series:             The portion of  Ravenswood's  Vintners  Blend
                                   Series  vinted  by  Ravenswood  is  fermented
                                   exclusively in 20- to 60-ton  stainless steel
                                   fermenting   tanks.    Ravenswood   currently
                                   utilizes independent crush and fermentation facilities for the production of this portion of the Vintners Blend Series.

Most of Ravenswood's wines are allowed to go through malolactic fermentation, a secondary fermentation which adds complexity and flavor to the wines.

Aging

When the fermentation process is completed, the wine is gently pressed to separate the juice from the grape skins and stems. It is then stored for aging. Ravenswood's aging procedures, by product series, are described below:

Vineyard Designate Series:         All of Ravenswood's Vineyard Designate Series
                                   is stored in 60-gallon French oak barrels of various ages. Approximately 30-60% of the Vineyard Designate Series is stored in new barrels. Ravenswood believes that storage in new French oak barrels provides superior flavor characteristics in comparison to other storage alternatives. The Vineyard
                                   Designate Series is aged in barrels for up to two years.

County Series:                     Substantially  all  of  Ravenswood's   County
                                   Series  is  stored in  60-gallon  French  oak
                                   barrels  and  approximately   25-30%  of  the
                                   County  Series is stored in new barrels.  The
                                   County Series is typically aged in barrels for approximately 18 months.

Vintners Blend Series:             Approximately  30% of  Ravenswood's  Vintners
                                   Blend Series is stored in French oak barrels, but Ravenswood does not typically store wines in this series in new barrels. The remaining wine used to produce the Vintners Blend
                                   Series is stored in stainless steel tanks or purchased as bulk wine from third parties.
                                   The portion of the Vintners Blend Series that is vinted by Ravenswood and stored in barrels is typically aged for approximately one year.

Blending And Bottling

After aging is completed, Ravenswood's wines are blended prior to bottling and sale. Ravenswood's blending procedures, by product series, are described below:

Vineyard Designate Series:         The Vineyard  Designate Series is produced by
                                   blending  the wine vinted  from a  particular
                                   vineyard  based on  proportions  of that wine
                                   stored in new and older barrels. The decision
                                   as to what  percentage  of wine stored in new
                                   and older barrels is included in a particular
                                   Vineyard    Designate   Series   product   is
                                   determined by Ravenswood's winemaker.

County Series:                     The County  Series is blended by mixing wines
                                   vinted from particular  appellations based on
                                   proportions of wine from particular vineyards
                                   and stored in barrels of various  ages.  To a
                                   very   limited    extent,    Ravenswood   may
                                   incorporate some bulk wine that it believes to be of exceptional quality into its County
                                   Series.

Vintners Blend Series:             The Vintners  Blend Series is blended using a
                                   proportion of French oak barreled wine, wine stored in stainless steel tanks and bulk wine acquired from independent wineries.

After bottling, Ravenswood's winemakers release the wines for distribution at times they deem appropriate.

Although Ravenswood currently uses a variety of production facilities to complete the production of its annual wine volume, it prescribes the processes used at these facilities in order to maintain consistency in the flavor and quality of its products. Ravenswood believes this approach has enabled it to establish a reputation for value at each price segment within the premium wine market in which Ravenswood currently competes. As Ravenswood expands production of its existing wines and adds new wines to its product portfolio, it intends to continue to use these same practices to ensure the quality of its wines and to enhance awareness of the Ravenswood brand name.

Marketing

A primary focus of Ravenswood's marketing is associating the Ravenswood brand name with high quality and distinctive flavor within the super-premium and ultra-premium segments of the premium wine market. Ravenswood believes it has developed a favorable reputation and strong brand awareness among wine consumers and resellers for its red wines, in particular its Zinfandel, Merlot, Cabernet Sauvignon and proprietary blends. Ravenswood has invested, and expects to continue to invest significantly, in the development of its brand name, packaging and trademarks. Ravenswood believes that the distinctive Ravenswood name, which is derived from a character in the opera Lucia di Lammermoor by Gaetano Donizetti, and its distinctive logo, created by Berkeley poster artist and printer David Lance Goines, convey a recognizable and high-quality image that has contributed to its success.

In addition, Ravenswood has invested substantially in promoting its trademarked slogan "No Wimpy Wines," which it believes accurately and humorously conveys its core marketing philosophy: to demystify wine and make it intellectually accessible to a broad range of consumers. At the same time, Ravenswood believes this slogan, which Ravenswood has idiosyncratically translated into over a dozen languages in its promotional materials, portrays the robust, full-bodied nature of its products, particularly its red wines.

The focus of Ravenswood's marketing strategy is to attract core wine consumers. Consumer research indicates that the vast majority of the wine consumed in the United States is consumed by a small percentage of the adult population. While Ravenswood believes its promotional messages are appealing to a wide audience of consumers, it also believes a marketing effort focused upon core wine consumers is more effective than campaigns aimed at broadening the population of wine consumers in general. As a result, Ravenswood has not traditionally relied on broad-based advertising in the promotion of its wine and instead has relied on targeted marketing strategies aimed at the core population of wine consumers.

As part of its targeted marketing strategy, Ravenswood has traditionally relied on its management's personal involvement in the marketing of its wines. Mr. Foster, Ravenswood's chief executive officer, and Mr. Peterson, its president and winemaker, as well as other employees, spend considerable time each year leading tours at the Gehricke Road Facility as well as traveling on behalf of Ravenswood throughout the country to meet with consumers, distributors, wholesalers, restaurateurs and wine writers. Although Ravenswood expects to expand its marketing efforts in the future, it anticipates that its executive management will continue to personally promote its products and brand name.

A key element of Ravenswood's marketing is its tasting room located at its Gehricke Road Facility. The tasting room, which is open seven days a week, offers tastings of Ravenswood's product line, Ravenswood logo merchandise and a daily tour of the winery operations. The tasting room also offers barbecues on summer weekends, which encourage visitors to linger over lunch. Ravenswood believes that this welcoming, relaxed atmosphere is an integral part of its casual and approachable style and assists in the development of a favorable image for the Ravenswood brand.


Consumer research also indicates that a majority of core wine consumers rate brand name familiarity as a very important attribute in selecting a wine for purchase. Ravenswood intends to continue to invest in the promotion of its brand name, logo and slogan in the future to increase the familiarity and favorable impression of the Ravenswood brand.

Sales and Distribution

Ravenswood's wines are purchased by consumers at:

     o   "on-premise" restaurants
     o "off-premise" retailers such as specialty wine stores, supermarkets, discounters and liquor stores
     o   Ravenswood's tasting room

Consumers can purchase Ravenswood's wines at on- and off-premise accounts in all 50 states and in over 15 foreign countries located in North America, Europe and Asia. Ravenswood's sales and distributions strategy varies by geographic location.

Within the United States, Ravenswood utilizes distributors in every state except California. Brokers are used to assist the sales effort in California and 29 other states. Ravenswood uses both brokers and distributors in most of the foreign countries in which Ravenswood's wines are sold.

Brokers act as an independent sales force and receive commissions as compensation for their sales. Brokers do not take title to the wines they sell. Distributors purchase wine from Ravenswood and sell the wine to their own retail accounts, such as restaurants, grocery stores and wine shops.

Ravenswood primarily uses smaller, well-positioned brokers and distributors for whom Ravenswood is a key brand. Although Ravenswood has very few long-term agreements for the distribution of its products, Ravenswood believes that its relationships with its existing brokers and distributors are excellent. Ravenswood's executive management also takes an active role in assisting brokers and distributors with sales within California and within major geographic markets outside California.


In the 1998 fiscal year, approximately 75% of Ravenswood's gross sales were made using brokers. In the 1998 fiscal year, its most successful broker was responsible for 21% of its gross sales, and its ten most successful brokers were responsible for 69% of its gross sales. Within California, Ravenswood currently uses seven brokers and five warehouses located throughout the state. For the 1998 fiscal year, approximately 50% of Ravenswood's gross sales resulted from sales within California. Of this amount, approximately 11% of gross sales were purchases by California and non-California consumers through Ravenswood's tasting room and approximately 39% were sales to retail accounts.


Whether or not Ravenswood uses a broker as a sales agent, Ravenswood's sales outside of California generally require the use of distributors. While no one distributor accounted for more than 7% of its sales for the 1998 fiscal year, its ten largest distributors accounted for approximately 23% of its gross sales for that period. In order to facilitate broad distribution of its products throughout various geographic markets, Ravenswood has traditionally allocated its available production among its brokers and distributors. Ravenswood believes that the breadth of its distributor network, which participated in approximately 49% of Ravenswood's gross sales for the 1998 fiscal year, ensures that the elimination of any one specific distribution relationship will not adversely affect out-of-state sales.

Beginning in 1991, Ravenswood began selling wines and some merchandise directly to consumers through the tasting room at its Gehricke Road Facility. Ravenswood's gross sales from its tasting room have grown substantially since 1992. Although Ravenswood sells some of its products through direct mail channels, where permitted by law, it does not anticipate a material increase in the percentage of sales derived from direct sales to consumers in the near future.

Grape and Bulk Wine Supply

The Gehricke Road Facility includes 14 acres of vineyards. Currently only three acres of these vineyards are producing grapes. The remaining eleven acres were infested with Phylloxera. They were recently replanted with Phylloxera-resistant vines and will resume production over the next three years. Ravenswood is dependent upon independent grape growers and bulk wine suppliers for substantially all of its annual wine production. Ravenswood obtains its grapes for wine production from more than 60 suppliers located in Sonoma and Napa counties, and other Northern California premium grape-growing counties.

Ravenswood is not dependent upon any one supplier for a significant portion of its total required grape supply in any given harvest season. Ravenswood's largest supplier typically accounts for no more than 8% of the total grapes crushed for Ravenswood's annual wine production, and the top three suppliers together generally account for no more than 20% of the total grapes crushed. Ravenswood believes there are sufficient alternative supplies of high-quality grapes to ensure continuing production of high-quality wines in the event that it cannot obtain grapes from any particular supplier.

In working with its growers, Ravenswood relies on both personal and contractual relationships. Ravenswood has entered into grape purchase agreements with the growers of a majority of the grapes used in its annual production. The business terms of these purchase agreements vary; however, the majority of Ravenswood's purchase agreements require that, while either party may terminate the agreement at any time, both parties must abide by its terms for three years following termination. The majority of these contracts provide for pricing formulas tied to the Final Grape Crush Report published annually by the California Department of Food and Agriculture.

Ravenswood also purchases grapes from some of its growers in amounts and at prices that are negotiated from year to year. These year-to-year arrangements are often not in writing. Ravenswood traditionally has relied on, and continues to seek to establish, relationships with growers that have a long-term perspective, whose vineyards have the potential for developing distinctive wines, and for whom Ravenswood is an important customer.

Ravenswood relies on several specific grape suppliers for its Vineyard Designate Series in order to produce wines from those specific vineyards. For the 1996 vintage, Ravenswood produced 22 separate wines within the Vineyard Designate Series. The vast majority of growers supplying grapes for Ravenswood's Vineyard Designate Series have entered into grape supply agreements with Ravenswood. Ravenswood believes that the pricing arrangements with these growers and the prestige and notoriety related to the production of a wine within the Vineyard Designate Series have led to stable and long-term relationships with those suppliers.

Ravenswood is also dependent on bulk wine suppliers for the production of several of its wines, particularly its Vintners Blend Series. Ravenswood does not have contracts with bulk wine suppliers or agreements that would protect it from fluctuations in the price or availability of bulk wine. The availability and price of bulk wine significantly affect the quality and production level of Ravenswood's products that contain bulk wine. The price, quality and available quantity of bulk wine have fluctuated in the past. It is possible that Ravenswood will not be able to purchase bulk wine of acceptable quality at acceptable prices and quantities in the future.

The quality and quantity of grape supply is determined by a combination of factors, including weather conditions during the growing season, pruning methods, diseases and pests, and the number of vines producing grapes. The adequacy of grape supply is further influenced by consumer demand for wine. While Ravenswood believes that it can secure a sufficient supply of grapes from grape supply contracts with independent growers, there can be no assurance that grape supply shortages will not occur as a result of agricultural risks.

Due to the effects of El Nino, the grape supply available to Ravenswood for the 1998 harvest was lower than for the 1997 harvest, which Ravenswood believes was an unusually large harvest. Although Ravenswood expects to compensate in part for this shortfall by the purchase of bulk wine, the inventory of Ravenswood's 1998 vintage may be less than that of the 1997 vintage. As a result, the growth of Ravenswood's sales may be limited in fiscal years 2000 and 2001, when most of its 1998 vintage will be released for sale.

Ravenswood believes it has maintained good relationships with its grape suppliers in the past, and it expects no material adverse change in these relationships in the foreseeable future. Nevertheless, shortages in the supply of wine grapes could result in an increase in the price of some or all grape varieties and a corresponding increase in the cost to Ravenswood of its wine production as well as a potential shortfall in Ravenswood's inventory. An increase in the cost of producing Ravenswood's wines or a shortfall in inventory could reduce the amount of wine Ravenswood produces for sale, and could result in reductions in its sales and profits.

The recent increase in demand for premium wine has resulted in the planting of additional vineyards both domestically and internationally and the replanting of existing vineyards to greater densities. Many industry sources expect a significant increase in the supply of premium wine grapes in the next few years. Although this increase in supply may cause a decrease in the prices Ravenswood pays independent growers for their grapes, an oversupply of grapes may significantly increase the amount of premium wine produced. An increase in the supply of premium wine may reduce the price of premium wines, including those Ravenswood produces, which could harm its business and reduce its sales.
Oversupply may also increase the amount of premium wine available to its distributors and retail outlets, which could increase competition in its distribution channels.

Wine Production Facilities

Ravenswood currently uses the Gehricke Road Facility, which it owns, two leased barrel-storage warehouses and three production facilities operated by third parties to crush, ferment, store and bottle its annual wine production. Ravenswood also leases production equipment, including French oak barrels, under various capital leases.


Typically, Ravenswood's agreements with third-party production partners have one-year terms. Ravenswood believes these arrangements are acceptable because of the excellent relationships maintained with these producers. Ravenswood believes access to third-party production facilities may be limited in the future due to several factors, including:


     o   Growth in demand for these facilities
     o   Anti-development sentiments in Napa and Sonoma counties
     o   Unavailability of sites for additional facilities
     o   Significant growth in the wine industry

If Ravenswood were not able to secure the use of these facilities, and could not undertake increased production activities through its own facilities, its production, sales and profits could be limited.

Due to the increase in Ravenswood's production over the past several years and its increasing dependence on third-party production facilities, Ravenswood has undertaken to increase its own production capacity. Its Gehricke Road Facility is currently operating at full capacity. Ravenswood is in the process of building the Quarry Facility as an additional production facility on a leased, approximately 30-acre location in the Sonoma Valley approximately nine miles southwest of the Gehricke Road Facility.

Portions of the Quarry Facility are located immediately adjacent to a working quarry. The winery and quarry operations will be physically separated and will not share any improvements with the exception of an access road. Ravenswood's management does not believe that the quarry will negatively affect its operations in any material way. Preliminary site work began on the Quarry Facility during the fall of 1998, and construction commenced in February 1999. Prior to the commencement of construction, the site was undeveloped. Ravenswood anticipates that the facility will be operational by late summer or early autumn of 1999. Ravenswood estimates that construction costs for the facility will total approximately $7 million, and additional equipment purchases and capital leases will total approximately $2 million.

Ravenswood has developed a master plan for the Quarry Facility, which includes a 45,000 square-foot building with facilities capable of crushing 2,700 tons of grapes and storing 11,000 barrels of wine. Ravenswood initially plans to bottle a maximum of 250,000 cases of wine annually at the Quarry Facility, which is the maximum amount allowed under its current use permit. Ravenswood anticipates that it will expand the facility in the future to increase its production and believes that it will be able to increase its permitted capacity. The Quarry Facility will also support warehouse and administrative office activities. Ravenswood believes that it will require additional production personnel in connection with this expansion. Any hiring will take place when the new facility is operational.

Upon completion of the Quarry Facility, Ravenswood believes that it will use both its Gehricke Road Facility and the Quarry Facility to full capacity. Ravenswood believes that the construction of the Quarry Facility will result in immediate and substantial savings because in-house production will cost less than paying outside vendors for custom crushing, fermentation, storage and bottling. Ravenswood anticipates that consolidating its facilities will improve the management and coordination of production staff and facilities. In addition, Ravenswood believes this consolidation will allow it to reduce its future reliance upon production facilities owned by independent third parties.

Ravenswood believes the increased control over the production process provided by the completion of the Quarry Facility will enhance its ability to apply its traditional winemaking processes on a consistent basis. Use of the Quarry Facility will also assist Ravenswood in maintaining the label terminology "Produced and Bottled by Ravenswood Winery, Sonoma, CA." Production of wine at non-Ravenswood locations sometimes requires different labeling.

Ravenswood believes that it will have access to adequate capital to complete the Quarry Facility. Ravenswood's failure to complete the facility, or otherwise expand its production capabilities, could limit its production and therefore its sales and profits.

Ravenswood anticipates that the Quarry Facility will initially be primarily dedicated to production. The Gehricke Road Facility will remain as a fully-integrated winery, focusing on the production of the Vineyard Designate Series, Ravenswood's tasting room and administrative offices.

Competition

The premium wine industry is intensely competitive and highly fragmented. Ravenswood's wines compete in the premium wine market with the hundreds of other wineries producing and marketing California wine as well as other producers of domestic premium wines and producers of imported wines coming primarily from France, Italy, Spain, Australia and Chile. Ravenswood's wines also compete with popular-priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages for shelf space in retail stores and for marketing focus by Ravenswood's independent brokers and distributors, many of which carry extensive brand portfolios.

Ravenswood believes that the primary competitive factors in the wine industry tend to be brand recognition, product quality, access to distribution channels and price. Although Ravenswood believes it is competitive in each of these areas, there can be no assurance that it will be able to compete effectively in the future. The wine industry has experienced significant consolidation in recent years. Despite numerous brand labels, industry analysts estimate that seven wineries accounted for approximately 53% of the total California premium wine shipments in 1997, by volume. Large volume competitors, such as Beringer Estates, Gallo, Kendall Jackson and Robert Mondavi, which compete directly with Ravenswood in the premium wine market, have significantly greater capital resources, more sophisticated promotional practices, and substantially larger and more developed distribution networks than Ravenswood. As a result, Ravenswood may not be able to compete successfully against these producers of premium wines.

As a result of its distribution strategy, Ravenswood believes that it has been able to compete effectively, particularly with respect to its higher-end products, with much larger-scale wine producers that rely on larger distributors or internal sales forces. In recent years, an increasing number of smaller wineries have adopted an approach to winemaking similar to Ravenswood's, which emphasizes production processes and brand awareness over investment in land and production capacity. Ravenswood believes that these competitors, such as Cline Cellars, Kenwood, Rabbit Ridge, Ridge Vineyards and Rosenblum Cellars, appeal to many of the same consumers as those targeted by Ravenswood.

Ravenswood believes that, while brand awareness is an important component to core wine consumers, most wine consumers are loyal to more than one brand of premium wine. As a result, Ravenswood must constantly promote its wines to its existing customer base. The increase in the number of Ravenswood's competitors may prevent it from successfully establishing its brand name or obtaining sufficient marketing focus from its independent brokers and distributors, which could harm its business and reduce its sales and profits.

Government Regulation

The wine industry is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms, various foreign agencies, and state and local liquor authorities. These regulations and laws dictate matters such as:

     o   Excise taxes
     o   Licensing requirements
     o   Trade and pricing practices
     o   Permitted distribution channels
     o   Permitted and required labeling
     o   Advertising
     o   Relations with wholesalers and retailers

Federal regulation of Ravenswood's activities is partially overseen by the BATF. Ravenswood is required by the BATF to carry a license and bond to produce alcoholic beverages. The BATF also must approve all labels on wine products destined for wholesale and retail distribution. It also regulates some elements of wine production.

The State of California regulates Ravenswood's activities through the Alcoholic Beverage Control. Ravenswood holds a permit with the ABC to produce and sell alcoholic beverages. The State of California also regulates the sales and distribution of Ravenswood's products in the state.

In addition, Ravenswood is subject to regulation by each state in which its products are sold, and many of those states restrict the shipment of alcoholic beverages by Ravenswood directly to consumers. The laws and regulations of several states also prohibit changes of distributors except under limited circumstances, making it difficult to terminate a distributor without reasonable cause, as defined by applicable statutes.

Ravenswood periodically uses various chemical herbicides, fungicides and pesticides on the vineyards it cultivates, some of which contain hazardous or toxic substances. The use and storage of these chemicals are, to varying degrees, subject to federal and state regulation.

The expansion of the Gehricke Road Facility and Quarry Facility, and the development of new vineyards and winery facilities, may be limited by zoning ordinances, environmental restrictions and other legal requirements. In addition, new regulations or requirements or increases in excise taxes, income taxes, property and sales taxes and international tariffs could materially adversely affect the financial results of Ravenswood. Ravenswood can provide no assurance that there will not be future legal or regulatory challenges to the industry, which could have a material adverse effect on Ravenswood's business, financial condition and results of operations.

Properties

Ravenswood currently operates one owned and two leased locations in Sonoma. The Gehricke Road Facility, which Ravenswood owns, is comprised of two buildings totaling approximately 12,600 square feet. This facility houses the majority of Ravenswood's production equipment, its administrative offices, a small laboratory, a retail tasting room, and a warehouse space for barrel and tank storage. The Gehricke Road Facility is situated on approximately 25 acres, 14 of which are Zinfandel and Merlot vineyards.

Ravenswood's two additional production and operation facilities, which it leases, are used primarily for barrel storage and aging of wines. These facilities comprise a total of approximately 29,900 square feet. The lease for one of the properties provides for monthly payments of $3,960 for 9,900 square feet, subject to annual adjustment, and expires on September 30, 2000. The lease for the other facility provides for monthly payments of $8,200 for 20,000 square feet, subject to annual adjustment, and expires on September 30, 1999, with a two-year renewal option. Ravenswood also leases a 1,000 square-foot office in San Francisco for administrative and sales purposes. The lease for the office provides for monthly payments of $1,217, subject to annual adjustment, and expires on February 28, 2000.


In addition, Ravenswood is currently constructing the Quarry Facility, which is located on leased land consisting of approximately 30 acres in Sonoma County. Upon completion of the Quarry Facility, Ravenswood expects to use the Quarry Facility and the Gehricke Road Facility for its operations. Ravenswood leases this property from the spouse and brother-in-law of Justin Faggioli, its executive vice president. The lease expires on December 31, 2032. Current monthly payments are $1,723, and will increase to $3,445 on August 1, 1999, subject to annual adjustment. In addition, the lease provides Ravenswood with a right of first refusal to purchase a portion of the property and an option to extend the lease upon its expiration, if specific conditions are met.


Trademarks

"Ravenswood," the Ravenswood logo and the slogan "No Wimpy Wines" are federally registered trademarks owned by Ravenswood. These registered trademarks are important to Ravenswood in its efforts to solidify and increase awareness of the Ravenswood brand and to compete effectively in the premium wine industry.


Ravenswood's wines are branded consumer products. Ravenswood's ability to distinguish its brand name from those of its competitors depends, in part, on the strength and vigilant enforcement of its trademarks. Competitors may use trademarks, trade-names or trade dress similar to those Ravenswood uses, which could weaken its intellectual property rights. If its competitors infringe its trademark rights, it may have to litigate in order to protect its rights. Litigation may result in significant expense and divert its attention from business operations. In addition, Ravenswood cannot assure you that it would be successful in protecting its trademark rights.


Legal Proceedings

There are no material legal proceedings pending to which Ravenswood is a party. Ravenswood's management knows of no legal actions being contemplated by or against Ravenswood.

Employees

As of December 31, 1998, Ravenswood had approximately 32 full-time employees, 23 of whom were salaried, with the remaining employees paid an hourly wage. From time to time, Ravenswood needs to hire part-time employees, primarily for bottling wines and harvesting and maintaining vineyards. The number of part-time employees typically ranges between seven and eight persons, is generally for a short duration of time, up to three months, and does not materially affect Ravenswood's operations. The tasting room employs approximately ten part-time employees annually, in addition to its three full-time employees. Ravenswood expects that the number of employees will not increase substantially in the next 12 months.

None of Ravenswood's employees are represented by a union. Ravenswood believes salaries paid and benefits provided to its employees are competitive for the wine industry. Ravenswood believes that its relationship with its employees is excellent.

                                   MANAGEMENT

Executive Officers and Directors

Ravenswood's executive officers and directors and their ages as of February 1, 1999 are as follows:


Name                            Age    Position
----                            ---    --------
W. Reed Foster ...............  67     Chairman, chief executive officer and
                                         director
Joel E. Peterson .............  51     President, winemaker and director
Justin M. Faggioli ...........  47     Executive vice president, secretary and
                                         director
Callie S. Konno ..............  45     Chief financial officer, treasurer and
                                         director
James F. Wisner ..............  65     Director
Robert E. McGill, III ........  67     Director


W. Reed Foster co-founded Ravenswood in 1976. He has served as chairman, chief executive officer and a director since Ravenswood's incorporation in 1986. From 1970 until joining Ravenswood, Mr. Foster operated a commercial real estate firm in San Francisco. He also co-founded the San Francisco Vintner's Club, serving as its president for six years, and served as an officer of Draper & Esquin, a retail wine shop, for 15 years. He received a B.A. in philosophy from Williams College and an M.B.A. from the Harvard Graduate School of Business Administration.

Joel E. Peterson co-founded Ravenswood in 1976. He has served as president, winemaker and a director since Ravenswood's incorporation in 1986. Mr. Peterson's duties as winemaker involve managing and directing the winemaking process and staff, and sourcing grape and bulk wine supplies. From 1973 until joining Ravenswood, Mr. Peterson was a wine writer and a consultant in the art of traditional winemaking as practiced in Bordeaux and Burgundy. Mr. Peterson holds a B.S. in Microbiology and Biochemistry from Oregon State University and a Medical Technology degree from the University of California, San Francisco. Mr. Peterson was actively involved in immunology research at Mt. Zion Hospital until 1977.

Justin M. Faggioli has served as executive vice president of Ravenswood since January 1995, and as secretary and a director since October 1996. Prior to joining Ravenswood, from May 1991 until January 1995, Mr. Faggioli operated a 2,600-acre ranch in Sonoma County owned by his wife's family and helped develop a 175-acre vineyard on that property. Mr. Faggioli holds B.S. and M.S. degrees in Earth Sciences from Stanford University and an M.B.A. from the Harvard Graduate School of Business Administration.

Callie S. Konno has served as Ravenswood's chief financial officer since 1996 and has served as a director since February 1999. From 1993 until her appointment as chief financial officer, Ms. Konno served as secretary of Ravenswood and was responsible for various accounting and administrative duties. She holds an A.B. in History and International Relations from Occidental College and an M.L.I.S. in Library and Information Studies from the University of California, Berkeley. In addition, Ms. Konno has passed the Certified Public Accountants examination.

James F. Wisner has served as a director since Ravenswood's incorporation in 1986. Mr. Wisner has practiced law as a sole practitioner since 1992. From 1972 until 1992, Mr. Wisner was a partner in the law firm of Bancroft, Avery & McAllister in San Francisco, California. He holds an A.B. in American History from Yale University, a J.D. from Stanford University and an M.B.A. from Golden Gate University.

Robert E. McGill, III has served as a director of Ravenswood since February 1999. Mr. McGill currently serves as a director of Connecticut Surety Corporation, an insurance company, and Chemfab Corporation, a specialty materials manufacturing company. In addition, he currently serves as a trustee of Travelers Mutual & Variable Annuity Funds, an investment company. From 1975 to 1995, Mr. McGill served in various senior management positions, including, most recently, as executive vice president, finance and administration, and, from 1983 to 1995 as a director, of The Dexter Corporation, a specialty materials and chemical manufacturing company. Mr. McGill received a B.A. in Economics from Williams College and an M.B.A. from the Harvard Graduate School of Business Administration.

Each director holds office until the next annual meeting of shareholders or until the director's successor is duly elected and qualified. Officers are elected by the board of directors at each annual meeting and serve at the pleasure of the board of directors.

Audit Committee

The board of directors has established an audit committee consisting of Ms. Konno and Messrs. Wisner and McGill. The audit committee reviews with Ravenswood's independent auditors the scope and timing of their audit services and any other services that they are asked to perform, the auditor's report on Ravenswood's financial statements following completion of their audit, and Ravenswood's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

Compensation Committee

The board of directors has established a compensation committee consisting of Messrs. Wisner and McGill. Ravenswood expects that the compensation committee will make recommendations to the board of directors regarding executive compensation.

Director Compensation

Directors receive no cash compensation for serving as directors of Ravenswood. Ravenswood intends to grant stock options under its 1999 Equity Incentive Plan to purchase 5,000 shares of common stock to each of Messrs. Wisner and McGill on the effective date of this offering at the initial public offering price. These options will vest annually over five years from the date of grant.

Executive Compensation

The following table sets forth information for the fiscal year ended June 30, 1998, regarding the compensation earned by the chief executive officer and each of Ravenswood's three most highly compensated executive officers other than the chief executive officer whose salary plus bonus exceeded $100,000 for the fiscal year ended June 30, 1998. No stock options were granted to or exercised by any of the named executive officers in the fiscal year ended June 30, 1998. Ravenswood has not entered into employment agreements with any of its officers. Ravenswood has purchased key-man life insurance policies with respect to Messrs. Peterson and Foster, in the amounts of $7 million and $2 million, respectively.


                                                     Summary Compensation Table

                                                                                         Annual Compensation
                                                                           --------------------------------------------------------
                                                                                                                  401(k) Matching
Name and Principal Position                                                Salary($)             Bonus($)          Contributions($)
---------------------------                                                ---------             --------          ----------------
W. Reed Foster ...................................................         $149,942              $ 35,000              $  7,398
 Chairman and chief executive officer
Joel E. Peterson .................................................         $149,942              $ 35,000              $  1,467
 President and winemaker
Justin M. Faggioli ...............................................         $108,654              $ 35,000              $  5,749
 Executive vice president and secretary
Callie S. Konno ..................................................         $ 76,047              $ 35,000              $  4,442
 Chief financial officer and treasurer


In accordance with the rules of the Securities and Exchange Commission, the compensation described in the above table does not include perquisites and other personal benefits received by the named executive officers which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

1999 Equity Incentive Plan

Ravenswood's 1999 Equity Incentive Plan was adopted by Ravenswood's board of directors and approved by its shareholders in February 1999. There are 500,000 shares of common stock reserved for issuance under the plan and no options have been granted under the plan as of February 1, 1999. Ravenswood intends to grant stock options to purchase an aggregate of 279,500 shares of common stock on the effective date of this offering, including the following grants to its named executive officers:


                                                        Number of Shares
                     Name                              Granted as Options
                     ----                              ------------------
                     W. Reed Foster ..................       50,000
                     Joel E. Peterson ................       50,000
                     Justin M. Faggioli ..............       37,500
                     Callie S. Konno .................       37,500

The remaining 104,500 shares will be granted as follows:

     o Options to purchase 5,000 shares of common stock will be granted to each of Messrs. Wisner and McGill, as described under "Director Compensation"

     o Options to purchase the remaining 94,500 shares of common stock will be granted to individuals who are employees of, or independent contractors or consultants to, Ravenswood

All of these options will vest annually over five years from the date of grant. The exercise prices will be equal to the initial public offering price, except in the case of Messrs. Foster and Peterson, whose stock option exercise prices will be equal to 110% of the initial public offering price.

No awards may be granted under the plan after February 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date.


The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards. All officers, employees, directors, independent contractors and consultants to Ravenswood are eligible to receive awards under the plan. Under present law, however, incentive stock options may be granted only to employees. No participant may receive an award for more than 100,000 shares in any calendar year.

Ravenswood may grant options at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the outstanding securities of Ravenswood. In addition, for each participant, the maximum aggregate fair market value on the date of grant of all shares subject to ISOs first exercisable in any one year may not exceed $100,000. The plan permits the board of directors to determine how optionees may pay the exercise price of their options, including by:

     o   Cash
     o   Delivery to Ravenswood of a promissory note
     o Surrender to Ravenswood of shares of common stock, or, in connection with a "cashless exercise" through a broker
     o   Delivery of an irrevocable notice of exercise
     o   Any combination of the permitted forms of payment

Options will expire on a date determined by the board of directors, provided that the expiration date for incentive stock options may not be more than ten years from the date of grant, or five years in the case of incentive stock options granted to optionees holding more than 10% of the outstanding securities of Ravenswood. Each option is exercisable only by the optionee during the optionee's lifetime, except as permitted by the board of directors.


The board of directors may grant restricted shares, which are shares of common stock that are subject to transfer restrictions determined by the board of directors and subject to substantial risk of forfeiture unless and until specific conditions established by the board at the time of grant are met. These conditions may be based upon continuing employment or achievement of pre-established performance goals, or both, as determined by the board of directors.

The plan also authorizes the board of directors to award or offer bonuses of shares of common stock, either restricted or non-restricted, as current or deferred compensation, in lieu of all or any portion of the cash compensation to which the employee is entitled.

The board of directors administers the plan. The board also has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions; provided, however, that no amendment, suspension or termination of the plan may alter or impair an interest granted to a beneficiary under the plan without the beneficiary's written consent. The board may delegate its authority under the plan to a committee of the board.

In the event of a merger, liquidation or other acquisition event as described in the plan, the board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or replaced by the acquiror and to take other actions, including accelerating the vesting schedule of awards.

Stock options granted under the plan are intended to be "performance-based compensation" that are not subject to the deduction limitation of Section 162(m) of the Internal Revenue Code. Under generally accepted accounting principles, as currently applied, Ravenswood will not incur accounting charges with respect to stock options granted or exercised under the plan. Ravenswood will, however, incur accounting charges for the fair market value of stock options granted to non-employee directors, consultants or independent contractors, as well as restricted stock grants or stock bonus awards, as of the date of each grant or award. Stock options will also affect the amount of diluted earnings per share, in accordance with Financial Accounting Standard 128. Under Financial Accounting Standard 123, Ravenswood will provide footnote disclosure in its financial statements of the assumed value of all options granted under the plan and the actual value of restricted stock and stock bonus awards granted under the plan.

Employee Stock Purchase Plan

Ravenswood's Employee Stock Purchase Plan was adopted by Ravenswood's board of directors and approved by its shareholders in February 1999. Ravenswood has reserved 50,000 shares of common stock for issuance under the Employee Stock Purchase Plan.

The plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides that all employees of Ravenswood, including directors of Ravenswood who are employees whose customary employment is more than 20 hours per week for more than five months in any calendar year, are eligible to participate in the plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of Ravenswood are not eligible to participate. As of February 1, 1999, approximately 31 employees would have been eligible to participate in the plan. The plan may be amended solely by the board of directors, except with respect to an increase in the number of shares reserved for issuance under the plan, which would require shareholder approval.

On the first day of the offering period, Ravenswood will grant to each eligible employee who has elected to participate in the plan an option to purchase shares of common stock. The employee may authorize an amount ranging from 1% to 10% of his or her base pay to be deducted by Ravenswood during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the plan, the option price may be set at an amount as low as 85% of the average market price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. An employee may not purchase more than 500 shares in any one offering period. The board of directors may, in its discretion, choose an offering period of any length not exceeding 27 months.

An employee who is not a participant in the plan on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the plan terminate upon voluntary withdrawal from the plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has the right to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

Because participation in the plan is voluntary, Ravenswood cannot now determine the number of shares of common stock to be purchased by any particular executive officer, by all current executive officers as a group, or by non-executives as a group.

All shares of common stock purchased by an employee will be held by Ravenswood or by an agent of Ravenswood and will be registered in the name of the plan. Ravenswood or its agent will abstain from voting any shares held under the plan. An employee's interest in the amount of cash and/or shares held on his or her behalf will be fully vested and non-forfeitable at all times.

An employee may have any shares of common stock held on his or her behalf under the plan distributed to that employee, as provided under the plan.

401(k) Savings Plan

In April 1995 Ravenswood instituted a defined contribution retirement plan, intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of Ravenswood are eligible to participate in the retirement plan on the first day of the semi-annual period following one year of employment. The retirement plan provides that each participant may contribute from 1% to 15% of compensation, subject to statutory limitations. Under the retirement plan, Ravenswood may also make discretionary contributions based on a percentage of a participant's contributions as determined by Ravenswood or additional amounts as Ravenswood may deem appropriate. In connection with the adoption of the retirement plan, the board of directors approved a matching contribution of 66% of the first 6% of employee contributions. Ravenswood's contributions under the retirement plan totaled $53,089 for the 1998 fiscal year.

Limitation of Liability and Indemnification Matters

Ravenswood's bylaws provide that Ravenswood will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by California law. Ravenswood is also empowered under its bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Under this provision, Ravenswood has entered into indemnity agreements with each of its directors and executive officers.


Ravenswood has obtained officer and director liability insurance, which covers various areas of liability, including matters arising under the Securities Act. In addition, Ravenswood's articles provide that, to the fullest extent permitted by California law, Ravenswood's directors will not be liable for monetary damages for breach of the directors' fiduciary duties to Ravenswood and its shareholders. This provision in the articles does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.


Each director will continue to be subject to liability for:

     o   Breach of the director's duty of loyalty to Ravenswood
     o   Acts or omissions involving intentional misconduct or bad faith

     o   Knowing violations of law
     o Any transaction from which the director derived an improper personal benefit
     o   Improper transactions between the director and Ravenswood
     o Improper distributions to shareholders and loans to directors and officers

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. There is no pending litigation or proceeding involving a director or officer of Ravenswood as to which indemnification is being sought, nor is Ravenswood aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             CERTAIN TRANSACTIONS

On August 25, 1992, Ravenswood entered into a deferred compensation agreement with Mr. Foster, its chairman and chief executive officer, entitling him to receive upon termination of his employment the value of 345,731 shares of common stock, payable in shares or cash at Ravenswood's discretion. Effective July 1, 1998, Ravenswood and Mr. Foster mutually terminated this arrangement upon Ravenswood's issuing to Mr. Foster the 345,731 shares of common stock, and agreeing to lend him up to $335,000 to pay taxes related to his receipt of these shares. The loan, which was partially funded in December 1998, with the balance to be drawn in April 1999, is due on December 21, 2008, with interest payable annually at 5.3% per annum. The loan is unsecured. See notes 11 and 16 of the notes to financial statements.

From August until December 1998, the following officers and directors of Ravenswood participated in a private placement of an aggregate of $1.7 million of convertible debentures and $1.7 million of common stock by Ravenswood:


         Name                      Security                    Amount Purchased
         ----                      --------                    ----------------
         W. Reed Foster .......... Convertible Debentures          $ 62,500
                                   Common Stock                    $ 62,500
         Justin M. Faggioli ...... Convertible Debentures          $134,283
                                   Common Stock                    $187,500
         Robert E. McGill, III ... Convertible Debentures          $ 62,500
                                   Common Stock                    $ 62,500


Each $10,000 convertible debenture is convertible into 900 shares of common stock. The per share price of the common stock sold in the private placement was $7.94 per share. The purchase price of the securities sold to these officers and directors in the private placement was determined based on Ravenswood's board of directors' good faith determination of the fair market value of the securities, and was equivalent to the price paid for the securities by unrelated third parties in the transaction.

In connection with the proposed expansion of the Quarry Facility, Ravenswood has entered into an agreement to lease approximately 30 acres of land in Sonoma County, California from Sandra D. Donnell and Bruce B. Donnell, the wife and brother-in-law, respectively, of Mr. Faggioli, Ravenswood's executive vice president. The lease, which is dated as of January 1, 1999, provides for monthly payments and expires on December 31, 2032. Payments under the lease from Ravenswood to Ms. Donnell and Mr. Donnell totaled $20,672 for calendar 1998, and are expected to total $29,255 for calendar 1999, and approximately $41,344 for calendar 2000, subject to annual adjustments.

Mr. Faggioli, Ms. Donnell and Mr. Donnell, together, are 15% partners in Sangiacomo-El Novillero Vineyards. This partnership leases land from Ms. Donnell and Mr. Donnell and sells a portion of its grapes to Ravenswood. Grape payments by Ravenswood to the partnership totaled $88,872 in calendar 1997 and $147,490 in calendar 1998.

Ravenswood has periodically borrowed funds for short-term working capital from some of its executive officers. As of December 31, 1998, Ravenswood had outstanding promissory notes in the principal amount of $50,250 payable to Mr. Foster, and promissory notes in the principal amount of $46,143 payable to Mr. Peterson, Ravenswood's president and winemaker. With the exception of two notes in the principal amount of $25,000 payable to each of Mr. Foster and Mr. Peterson, respectively, which are due in June 30, 2004, each of the notes is payable upon demand by the holder. The notes bear interest at rates ranging from 10% to 11% per annum.

Mr. Peterson has two outstanding promissory notes payable to Ravenswood for an aggregate principle amount of $22,000. The notes bear interest at 8.5% per annum and are due in January 2004 and April 2004.

Mr. Peterson's wife, Madeleine Deininger, serves as a broker for Ravenswood in the New England states. Under this arrangement, Ms. Deininger received sales commissions totaling $154,575 in calendar 1997 and $214,018 in calendar 1998.

Ravenswood believes these transactions were in its best interest. As a matter of policy, the transactions were, and all future transactions between Ravenswood and any of its officers, directors or principal shareholders will be, approved by a majority of the disinterested members of the board of directors, will be on terms no less favorable to Ravenswood than could be obtained from unaffiliated third parties and will be to serve bona fide business purposes of Ravenswood.

                             PRINCIPAL SHAREHOLDERS

The following tables set forth information regarding beneficial ownership of Ravenswood's common stock as of December 31, 1998, and as adjusted to reflect the sale of the 1,000,000 shares of common stock in this offering, for:


     o each person who is known by Ravenswood to beneficially own more than 5% of the outstanding shares of common stock
     o   each director of Ravenswood
     o   each named executive officer
     o   all directors and executive officers of Ravenswood as a group


The address of each of the directors and executive officers of Ravenswood is c/o Ravenswood Winery, Inc., 18701 Gehricke Road, Sonoma, California 95476.


The percentages of shares outstanding prior to the offering are based on 3,550,852 shares outstanding as of December 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon conversion of debentures that are currently convertible or become convertible within sixty days of December 31, 1998 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Ravenswood held by the individual, but not for the purpose of calculating the percentage of outstanding shares of Ravenswood held by any other individual.

The total  number  of  shares  shown as  beneficially  owned by each of  Messrs.
Foster, Peterson Faggioli and Wisner includes 2,150,681 shares of common stock held in a voting trust, as to which Messrs. Foster, Peterson, Faggioli and Wisner exercise voting control as trustees. Of those shares, Messrs. Foster, Peterson, Faggioli and Wisner disclaim beneficial ownership of 1,732,500 shares, 746,411 shares, 2,059,331 shares and 1,993,181 shares, respectively.

                                                                                                          Percentage of Shares
                                                                                                               Outstanding
                                                                                                       ---------------------------
                                                                   Number of Shares Beneficially       Prior to            After
Name                                                                            Owned                  Offering           Offering
----                                                                            -----                  --------           --------
W. Reed Foster .....................................................           2,164,181                 60.9%               47.5%
Joel E. Peterson ...................................................           2,150,681                 60.6%               47.3%
Justin M. Faggioli .................................................           2,186,391                 61.4%               47.9%
James F. Wisner ....................................................           2,150,681                 60.6%               47.3%
Callie S. Konno ....................................................              59,850                  1.7%                1.3%
Robert E. McGill, III ..............................................              25,750                   *                   *
All directors and executive officers
 as a group (6 persons) ............................................           2,225,641                 62.1%               48.5%

------------
* Less than 1%.

Excluding the shares of common stock beneficially owned by Messrs. Foster, Peterson, Faggioli and Wisner solely as a result of their status as trustees of the voting trust, Messrs. Foster, Peterson, Faggioli and Wisner's beneficial ownership disclosure would appear as follows:



                                                     Percentage of Shares
                                                          Outstanding
                                                     -----------------------
                               Number of Shares      Prior to      After
Name                          Beneficially Owned     Offering     Offering
---------------------------   --------------------   ----------   ----------
W. Reed Foster .................     431,681            12.1%        9.5%
Joel E. Peterson ...............   1,404,270            39.6%        30.9%
Justin M. Faggioli .............     127,060             3.6%        2.8%
James F. Wisner ................     157,500             4.4%        3.5%


The disclosure regarding the number of shares of common stock beneficially owned in the two preceding tables:

     o with respect to Mr. Foster, includes 5,625 shares issuable upon the conversion of outstanding converted debentures and excludes 151,200 shares held by an irrevocable trust established for the benefit of Mr. Foster's children

     o with respect to Mr. Peterson, does not include 151,200 shares held by an irrevocable trust established for the benefit of Mr. Peterson's children

     o with respect to Mr. Faggioli, includes 12,085 shares issuable upon the conversion of outstanding convertible debentures, 4,789 shares of which are issuable to Mr. Faggioli's spouse

     o with respect to Mr. Wisner, includes 31,500 shares held by Mr. Wisner's spouse

     o with respect to Mr. McGill, includes 17,875 shares issuable upon the conversion of outstanding convertible debentures and 13,500 shares held in a family trust established for the benefit of Mr. McGill

     o with respect to Ravenwood's directors and executive officers as a group, includes 35,585 shares issuable upon conversion of outstanding convertible debentures

                          DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering, the authorized capital stock of Ravenswood will consist of 20,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of December 31, 1998, there were outstanding 3,550,852 shares of common stock held by approximately 60 shareholders of record and no shares of preferred stock. Of the 20,000,000 shares of common stock authorized: 500,000 are reserved for issuance under the 1999 Equity Incentive Plan, 50,000 are reserved for issuance under the Employee Stock Purchase Plan, 454,622 are reserved for issuance upon the conversion of outstanding debentures, and 1,000,000 are being sold in this offering.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends as may be declared by the board of directors out of legally available funds.

In the event of a liquidation, dissolution or winding up of Ravenswood, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of holders of shares of any series of preferred stock which Ravenswood may designate and issue in the future.

Voting Trust

A portion of Ravenswood's outstanding common stock, totaling 2,150,681 shares and representing approximately 60.6% of the outstanding common stock prior to the offering and approximately 47.3% after the offering, is held in a voting trust, for which Messrs. Foster, Peterson, Faggioli and Wisner serve as trustees. A total of 2,131,151 shares in the voting trust are held of record by affiliates of Ravenswood. The remaining 19,530 shares are held by two non-affiliated shareholders, William R. Hambrecht and John D. Nichols. The address of each of the trustees is: c/o Ravenswood Winery, 18701 Gehricke Road, Sonoma, California 95476. The trustees have the exclusive right to vote all of the shares held by the voting trust on all matters presented to the shareholders for a vote, as follows:

     o As long as Mr. Peterson is a trustee of the voting trust, all decisions except decisions to amend or terminate the voting trust require the approval of Mr. Peterson and one other trustee; however, decisions to amend or terminate the voting trust require the approval of Mr. Peterson and two other trustees
     o If Mr. Peterson is no longer a trustee of the voting trust, all decisions require the approval of three trustees; however, decisions to amend or terminate the voting trust require the approval of the three remaining trustees and Mr. Peterson's successor trustee who shall be appointed by the three remaining trustees


Shares may be released from the voting trust upon transfer of shares for estate-planning purposes, in connection with the sale of shares, or upon the approval of the trustees. The voting trust expires on May 26, 2008.

Preferred Stock

Ravenswood's articles give the the board of directors the authority, without further action by the shareholders, to issue up to 1,000,000 shares of preferred stock in one or more series. The articles also allow the board of directors to fix the designations, powers, preferences, privileges and rights of the preferred stock, and the qualifications, limitations or restrictions on the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.

The board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms which could delay or prevent a change in control of Ravenswood or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and Ravenswood currently has no plans to issue any of its preferred stock.

Debentures

Ravenswood has outstanding $865,000 of convertible debentures due December 31, 2004. Each $10,000 debenture is convertible into 3,500 shares of common stock at any time prior to December 31, 1999 upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time from January 1, 2000 until the maturity date. Ravenswood pays interest quarterly on the debentures based on a floating index tied to prime bank rates for a five-year period. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2% or the maximum interest rate exceed 11%.

Ravenswood has outstanding $1.7 million of convertible debentures due December 31, 2008. Each $10,000 debenture is convertible into 900 shares of common stock at any time prior to December 31, 2003 upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time from January 1, 2004 until the maturity date. Ravenswood pays interest quarterly on the debentures in an amount equal to the prime interest rate quoted by Bank of America NT&SA plus 1%. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2% or the maximum interest rate exceed 11%.

Registration Rights


Upon conversion of debentures due December 31, 2004, shareholders holding an aggregate of 302,750 shares of common stock will have registration rights with respect to those shares. If Ravenswood proposes to register any of its common stock under the Securities Act, except registrations relating to employee benefit plans or acquisitions, the rights holders may require Ravenswood to include all or a portion of these shares in that registration. All registration expenses incurred in connection with these registrations will be borne by Ravenswood. A holder of the registration rights must pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of his or her registrable shares of common stock. In connection with this offering, each of the rights holders has waived his or her registration rights.

Antitakeover Effects of Ravenswood's Articles and Bylaws

Ravenswood's articles and bylaws require that, effective upon the closing of this offering, any action required or permitted to be taken by Ravenswood's shareholders must be effected at a duly called annual or special meeting of the shareholders, and may not be effected by a consent in writing. In addition, the bylaws require advance notice of shareholder proposals and nominations for board elections. Ravenswood's articles also specify that the authorized number of directors within the range specified in Ravenswood's bylaws may be changed only by resolution of the board of directors. Ravenswood's bylaws may be amended by its board of directors or its shareholders; however, its shareholders may amend the bylaws only by the affirmative vote of at least two-thirds of the outstanding voting securities. These provisions may have the effect of deterring hostile takeovers or delaying changes in the control or management of Ravenswood.

Ravenswood's articles and its bylaws provide that Ravenswood will indemnify its officers and directors as permitted by California law against losses that they may incur in investigations and legal proceedings resulting from their service to Ravenswood, which may include service in connection with takeover defense measures. These provisions may have the effect of preventing changes in Ravenswood's management.

In addition, once Ravenswood is qualified for listing on the Nasdaq National Market and has at least 800 holders of its equity securities, its charter documents will eliminate cumulative voting, which may make it more difficult for a third party to gain control of Ravenswood's board of directors.

Transfer Agent and Registrar

ChaseMellon Shareholders Services, LLC has been appointed as the transfer agent and registrar for Ravenswood's common stock.

Listing

Ravenswood has applied to list its common stock on the Nasdaq National Market under the trading symbol "RVWD."

                        SHARES ELIGIBLE FOR FUTURE SALE


Sales of a large number of shares of common stock in the market after the offering, or a belief that these sales could occur, could cause a drop in the market price of Ravenswood's common stock and could impair its ability to raise capital through offerings of its equity securities.


Upon the closing of this offering, Ravenswood will have outstanding an aggregate of 4,550,852 shares of common stock. Of these shares, the 1,000,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act unless the shares are purchased by "affiliates" of Ravenswood, as that term is defined under Rule 144 under the Securities Act. The remaining 3,550,852 shares of common stock held by existing shareholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

The restricted shares will be available for sale in the public market as follows:

     o 866,248 restricted shares will be eligible for sale on the date of this prospectus under Rule 144(k);

     o 1,810,620 restricted shares will be eligible for sale 90 days after the date of this prospectus under Rule 144 and Rule 701 of the Securities Act; and

     o the remaining restricted shares will be eligible for sale from time to time upon expiration of one-year holding periods and subject to the requirements of Rule 144.

Upon completion of this offering, there will be 454,622 shares issuable upon conversion of outstanding convertible debentures, all of which are immediately convertible. Debenture shares will be available for sale in the public market as follows:

     o 273,000 debenture shares will be eligible for sale on the date of this prospectus under Rule 144(k);

     o 12,250 debenture shares will be eligible for sale 90 days after the date of this prospectus under Rule 144; and

     o the remaining debenture shares will be eligible for sale from time to time upon expiration of one-year holding periods and subject to the requirements of Rule 144.


In general, beginning 90 days after the date of this prospectus, restricted shares or debenture shares that are held for at least one year may be sold under Rule 144, subject to volume limitations provided in the rule. Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about Ravenswood. Additionally, a shareholder who is not an affiliate of Ravenswood is entitled to sell shares under Rule 144(k) without regard to the limitations described above, provided the shareholder has held the restricted shares or debenture shares for at least two years. This discussion is only a summary of Rule 144 and is not intended to be a complete description of it.


The 345,731 shares issued to Mr. Foster in termination of his deferred compensation arrangement were issued in reliance upon Rule 701. These shares may be sold beginning 90 days after the date of this prospectus under Rule 144, without compliance with the one-year minimum holding period requirement.

As of February 1, 1999, no options had been granted under the 1999 Equity Incentive Plan. Ravenswood intends to grant options to purchase an aggregate of 279,500 shares of common stock on the effective date of this offering at the initial public offering price. After the completion of this offering, Ravenswood intends to file a registration statement under the Securities Act to register the 500,000 shares of common stock reserved for issuance under the 1999 Equity Incentive Plan and the 50,000 shares of common stock reserved for issuance under the Employee Stock Purchase Plan. Upon registration, all of these shares will be freely tradeable when issued.

Prior to this offering, there has been no public market for the common stock of Ravenswood, and the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the trading price of the common stock cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the common stock and could impair Ravenswood's future ability to raise capital through an offering of its equity securities.

                              PLAN OF DISTRIBUTION


Subject to the terms and conditions of an underwriting agreement, W.R. Hambrecht & Company, LLC, as underwriter, has agreed to purchase from Ravenswood all of the shares of common stock offered. The underwriting agreement provides that the obligations of the underwriter are subject to conditions, including the absence of any material adverse change in Ravenswood's business, and the receipt of certificates, opinions and letters from Ravenswood and its counsel and independent auditors. Subject to those conditions, the underwriter is committed to purchase all shares of common stock offered if any of the shares are purchased.

The underwriter proposes to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the process described below, and to certain dealers at this price less a concession not in excess of $[____________] per share. Any dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided by the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After the completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by the underwriter.

The public offering price set forth on the cover page of this prospectus will be based on the results of an auction process, rather than solely through negotiations between Ravenswood and the underwriter. The plan of distribution of the offered shares differs somewhat from traditional underwritten public offerings of equity securities.

The auction process will proceed as follows:

     o Prior to effectiveness of the registration statement relating to this offering, the underwriter and participating dealers will solicit indications of interest from prospective investors through the Internet as well as by traditional means. The indications of interest will specify the number of shares the potential investor proposes to purchase and the price the investor is willing to pay for the shares. The public offering price will ultimately be determined by negotiation between the underwriter and Ravenswood. The principal factor in establishing the public offering price will be the price per share, or clearing price, that equals the highest price set forth in valid indications of interest at which all of the shares may be sold to potential investors. The public offering price may be lower than the clearing price based on negotiations between the underwriter and Ravenswood.

     o In addition to minimum account balances, a prospective investor submitting indications of interest through a W.R. Hambrecht & Company, LLC brokerage account may be required to maintain an account balance equal to or in excess of the aggregate dollar amount of the prospective investor's indications of interest. Although funds may be required to be in an account, the funds will not be transferred to the underwriter until the closing of the offering. Account funding requirements of participating dealers may vary.

     o The offered shares will be purchased from Ravenswood by the underwriter and offered through the underwriter and participating dealers to investors who have submitted indications of interest at or in excess of the public offering price. The number of shares offered to an investor submitting an indication of interest precisely at the public offering price may be subject to a pro rata reduction. Each participating dealer has agreed with the underwriter to offer shares they purchase from the underwriter in this manner, unless otherwise consented to by the underwriter. Shares issued upon exercise of the underwriter's over-allotment option will be allocated in the same manner. The underwriter reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to effect a fair and orderly distribution of the offered shares. For example, large orders may be reduced to insure a public distribution and indications of interest may be rejected based on suitability or creditworthiness criteria.

W.R. Hambrecht & Company, LLC is serving as the sole underwriter of this offering. Price and volume volatility in the market for Ravenswood's common stock may result from:

     o A lack of sufficient analyst research resulting from the lack of additional underwriters and the relatively small aggregate size of this offering.

     o The relatively few shares of Ravenswood's common stock available for trading after this offering.

     o   The fact that the proposed plan of distribution is somewhat unique.

Price and volume volatility in the market for Ravenswood's common stock after the completion of this offering may adversely affect the market price of Ravenswood's common stock.

Ravenswood has granted to the underwriter an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 150,000 additional shares of common stock at the offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriter exercises this option, the underwriter will have a firm commitment to purchase the additional shares, and Ravenswood will be obligated to sell the additional shares to the underwriter to the extent the option is exercised. The underwriter may exercise the option only to cover over-allotments made in connection with the sale of shares offered.

The underwriting agreement provides that Ravenswood will indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make.


Ravenswood has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under Ravenswood's 1999 Equity Incentive Plan, Employee Stock Purchase Plan or upon the conversion of outstanding convertibles debentures, for a period of 90 days after the date of this prospectus, except with the prior written consent of the underwriter.

Prior to the offering, there has been no public market for Ravenswood's common stock. The initial public offering price for the common stock will be determined by the process described above and does not necessarily bear any direct relationship to Ravenswood's assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Among other factors considered in determining the initial public offering price range:

     o   Market conditions
     o   The industry in which Ravenswood operates
     o   An assessment of Ravenswood's management
     o   Its operating results

     o   Its capital structure
     o   The business potential of Ravenswood
     o   The demand for similar securities of comparable companies
     o   Other factors deemed relevant


Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of Ravenswood's common stock, including over-allotment, stabilizing and short-covering transactions in Ravenswood's common stock, and the imposition of a penalty bid, in connection with the offering.

W.R. Hambrecht & Company, LLC is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, W.R. Hambrecht & Company, LLC has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of W.R. Hambrecht & Company, LLC, William R. Hambrecht, has 40 years of experience in the securities industry. Persons affiliated and associated with W.R. Hambrecht & Company, LLC beneficially own an aggregate of approximately 36,765 shares of Ravenswood's common stock, including shares issuable upon the conversion of convertible subordinated debentures.



                                  LEGAL MATTERS

The validity of the shares issued in connection with this offering will be passed upon for Ravenswood by Farella Braun & Martel LLP of San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the underwriter by Cooley Godward LLP of Menlo Park, California.


                                     EXPERTS

The financial statements of Ravenswood as of June 30, 1998 and 1997, and for each of the two fiscal years ended June 30, 1997 and June 30, 1998, included in the registration statement of which this prospectus is a part, have been included here in reliance on the report of Odenberg, Ullakko, Muranishi & Co. LLP, independent accountants, given on the authority of that firm as an expert in accounting and auditing.


                           ENGAGEMENT OF NEW AUDITORS


Effective July 1, 1998, Odenberg, Ullakko, Muranishi & Co. LLP were engaged as Ravenswood's independent accountants. Prior to that date, Field Accountancy Corporation was Ravenswood's independent accountant, but did not conduct an audit of, or issue an opinion concerning, Ravenswood's financial statements. During its engagement as independent accountant for Ravenswood, there were no disagreements with Field Accountancy Corporation on any matter of accounting principles or practices, or financial statement disclosure. Field Accountancy Corporation did not resign nor was it dismissed. In anticipation of this offering, Odenberg, Ullakko, Muranishi & Co. LLP assumed the role of independent accountants and Field Accountancy Corporation continued in its role as preparer of Ravenswood's corporate tax returns. The decision to engage Odenberg, Ullakko, Muranishi & Co. LLP was approved by Ravenswood's board of directors. Prior to July 1, 1998, Ravenswood did not consult with Odenberg, Ullakko, Muranishi & Co. LLP on items which involved Ravenswood's accounting principles or the form of audit opinion to be issued on Ravenswood's financial statements.

                             ADDITIONAL INFORMATION

Ravenswood has filed with the Securities and Exchange Commission, a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Ravenswood and the shares to be sold in this offering, reference is made to the registration statement and its exhibits and schedules filed through the EDGAR system. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and, in each instance, if a contract or document is filed as an exhibit, reference is made to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit.

A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from those offices upon the payment of the fees prescribed by the commission. The public may obtain information on the operation of the commission's public reference facilities by calling 1 (800) SEC-0330. The commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the commission. The address of the commission's Web site is www.sec.gov.

Ravenswood intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports for each of the first three quarters of each fiscal year containing summary financial information.

                          INDEX TO FINANCIAL STATEMENTS

Report of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Accountants .. F-2
Balance Sheets   ........................................................... F-3
Statements of Income   ..................................................... F-4
Statements of Shareholders' Equity ......................................... F-5
Statements of Cash Flows  .................................................. F-6
Notes to Financial Statements   ............................................ F-7

                                                             September 15, 1998,
                                              except for Note 16, which is as of
                                                                February 1, 1999

To the Board of Directors and
  Shareholders of
  Ravenswood Winery, Inc.


                        REPORT OF INDEPENDENT ACCOUNTANTS

In our opinion, the accompanying balance sheet and the related statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Ravenswood Winery, Inc. at June 30, 1998 and 1997, and the results of its operations and its cash flows for the fiscal years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


ODENBERG, ULLAKKO, MURANISHI & CO. LLP
San Francisco, California

                                                       RAVENSWOOD WINERY, INC.
                                                            BALANCE SHEET

                                                                            June 30,                           December 31,
                                                                ------------------------------        ------------------------------
                                                                  1 9 9 8           1 9 9 7            1 9 9 8             1 9 9 7
                                                                -----------        -----------        -----------        -----------
                                                                                                      (unaudited)        (unaudited)
                                                               ASSETS
Current assets:
   Cash and cash equivalents ...........................        $   102,272        $   211,961        $ 3,171,374        $   165,852
   Accounts receivable, less allowance
    for doubtful accounts of $10,000 at
    June 30, 1998 and December 31,
    1998 and $31,213 at June 30, 1997
    and December 31, 1997 ..............................          1,906,498          1,568,491          2,654,480          1,849,911
   Refundable income taxes .............................             73,849             33,886            240,882            160,808
   Inventories .........................................         10,427,359          7,158,002         12,931,338         10,290,223
   Prepaid expenses ....................................             38,569             47,771             85,517             70,939
   Deferred tax assets .................................            270,822            192,954             29,940            209,687
                                                                -----------        -----------        -----------        -----------
      Total current assets .............................         12,819,369          9,213,065         19,113,531         12,747,420
                                                                -----------        -----------        -----------        -----------
   Property, plant and equipment, less
    accumulated depreciation ...........................          2,973,814          2,646,814          3,869,953          2,773,311
   Notes receivable from shareholder ...................             28,312             26,442             87,747             27,377
   Other assets ........................................            155,615            154,429            153,034            158,407
                                                                -----------        -----------        -----------        -----------
                                                                  3,157,741          2,827,685          4,110,734          2,959,095
                                                                -----------        -----------        -----------        -----------
                                                                $15,977,110        $12,040,750        $23,224,265        $15,706,515
                                                                ===========        ===========        ===========        ===========


                                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt ...................        $   194,464        $   154,890        $    86,103        $   163,011
   Current portion of capital lease
    obligations ........................................            189,975            153,102            112,707            160,179
   Short-term borrowings ...............................          1,350,000            698,199            950,000            825,000
   Accounts payable ....................................          2,330,967          1,725,988          3,760,686          3,580,116
   Accrued commissions .................................            246,483            148,628            375,252            263,526
   Accrued liabilities .................................            381,013            278,577            247,460            252,509
                                                                -----------        -----------        -----------        -----------
      Total current liabilities ........................          4,692,902          3,159,384          5,532,208          5,244,341
Long-term liabilities:
   Long-term debt, net .................................          1,795,665          1,514,577          2,367,775          1,730,832
   Notes payable to shareholders, net ..................             50,000             50,000             50,000             50,000
   Capital lease obligations, net ......................            199,719            192,697            375,226            201,604
   Convertible debentures ..............................            865,000            865,000          2,552,500            865,000
                                                                -----------        -----------        -----------        -----------
      Total liabilities ................................          7,603,286          5,781,658         10,877,709          8,091,777
                                                                -----------        -----------        -----------        -----------
Shareholders' equity:
   Preferred stock, no par value;
    one million shares authorized, none
    issued .............................................               --                 --                 --                 --
   Common stock, no par value; 20
    million shares authorized ..........................          2,938,900            737,804          4,626,400            732,804
   Retained earnings ...................................          5,434,924          5,521,288          7,720,156          6,881,934
                                                                -----------        -----------        -----------        -----------
      Total shareholders' equity .......................          8,373,824          6,259,092         12,346,556          7,614,738
                                                                -----------        -----------        -----------        -----------
Commitments (See notes 11, 13 and 16)
                                                                $15,977,110        $12,040,750        $23,224,265        $15,706,515
                                                                ===========        ===========        ===========        ===========

                                           See accompanying notes to financial statements.

                                                       RAVENSWOOD WINERY, INC.
                                                         STATEMENT OF INCOME

                                                            Fiscal year ended June 30,              Six months ended December 31,
                                                        ---------------------------------         ---------------------------------
                                                          1 9 9 8              1 9 9 7              1 9 9 8               1 9 9 7
                                                        ------------         ------------         ------------         ------------
                                                                                                   (unaudited)          (unaudited)
Gross sales ....................................        $ 17,016,866         $ 12,246,716         $ 12,194,996         $  8,855,184
   Less excise taxes ...........................             552,499              330,133              275,795              196,998
   Less discounts, returns and
    allowances .................................             573,762              393,881              336,684              273,403
                                                        ------------         ------------         ------------         ------------
Net sales ......................................          15,890,605           11,522,702           11,582,517            8,384,783
Cost of goods sold .............................           7,397,362            5,196,152            5,066,471            3,652,357
                                                        ------------         ------------         ------------         ------------
Gross profit ...................................           8,493,243            6,326,550            6,516,046            4,732,426
Operating expenses:
   Deferred Compensation
    Expense ....................................           2,206,096               93,292                 --                   --
   Other Operating Expenses ....................           4,033,747            3,261,303            2,340,009            1,851,859
                                                        ------------         ------------         ------------         ------------
Operating income ...............................           2,253,400            2,971,955            4,176,037            2,880,567
                                                        ------------         ------------         ------------         ------------
Other income (expense):
   Interest expense ............................            (523,551)            (392,600)            (225,669)            (164,388)
   Impairment loss on vineyard .................                --               (136,144)                --                   --
   Other, net ..................................              49,211               91,486               78,713               50,800
                                                        ------------         ------------         ------------         ------------
                                                            (474,340)            (437,258)            (146,956)            (113,588)
                                                        ------------         ------------         ------------         ------------
Income before income taxes .....................           1,779,060            2,534,697            4,029,081            2,766,979
Provision for income taxes .....................           1,592,169            1,066,503            1,743,849            1,133,078
                                                        ------------         ------------         ------------         ------------
Net income .....................................        $    186,891         $  1,468,194         $  2,285,232         $  1,633,901
                                                        ============         ============         ============         ============
Basic earnings per share .......................        $       0.05         $       0.40         $       0.66         $       0.47
                                                        ============         ============         ============         ============
Weighted average number of
 common shares outstanding .....................           3,491,981            3,636,356            3,478,954            3,505,106
                                                        ============         ============         ============         ============
Diluted earnings per share .....................        $       0.05         $       0.39         $       0.61         $       0.44
                                                        ============         ============         ============         ============
Weighted average number of
 common shares and equivalents
 outstanding ...................................           3,794,732            3,939,107            3,847,331            3,807,857
                                                        ============         ============         ============         ============

                                           See accompanying notes to financial statements.

                                                       RAVENSWOOD WINERY, INC.
                                                  STATEMENT OF SHAREHOLDERS' EQUITY

                                                                    Common Stock
                                                           --------------------------------          Retained
                                                              Shares              Amount             Earnings             Total
                                                           ------------        ------------        ------------        ------------
                                                           (as restated)
Balance at June 30, 1996 ...........................          3,149,998        $    644,512        $  4,053,094        $  4,697,606
   Compensation related to deferred
    compensation plan ..............................                                 93,292                                  93,292
   Net income ......................................                                                  1,468,194           1,468,194
                                                           ------------        ------------        ------------        ------------
Balance at June 30, 1997 ...........................          3,149,998             737,804           5,521,288           6,259,092
   Repurchase of common shares from
    former officer .................................           (157,500)             (5,000)           (273,255)           (278,255)
   Compensation related to deferred
    compensation plan ..............................                              2,206,096                               2,206,096
   Net income ......................................                                                    186,891             186,891
                                                           ------------        ------------        ------------        ------------
Balance at June 30, 1998 ...........................          2,992,498           2,938,900           5,434,924           8,373,824
   Shares issued related to deferred
    compensation plan ..............................            345,731
   Shares issued ...................................            212,623           1,687,500                               1,687,500
   Net income ......................................                                                  2,285,232           2,285,232
                                                           ------------        ------------        ------------        ------------
Balance at December 31, 1998 (unaudited) ...........          3,550,852        $  4,626,400        $  7,720,156        $ 12,346,556
                                                           ============        ============        ============        ============

                                           See accompanying notes to financial statements.

                                                       RAVENSWOOD WINERY, INC.
                                                       STATEMENT OF CASH FLOWS

                                                                                                          Six months ended
                                                                  Fiscal year ended June 30,                 December 31,
                                                               ------------------------------        ------------------------------
                                                                 1 9 9 8            1 9 9 7            1 9 9 8             1 9 9 7
                                                               -----------        -----------        -----------        -----------
                                                                                                     (unaudited)         (unaudited)
Operations:
 Net income ............................................       $   186,891        $ 1,468,194        $ 2,285,232        $ 1,633,901
 Items not requiring the current use
   of cash:
   Depreciation and amortization .......................           168,784            225,026            170,668            119,314
   Deferred income taxes ...............................           (77,868)           (56,608)
   Deferred compensation ...............................         2,206,096             93,292
   Impairment loss on vineyard .........................                              136,144
   Changes in other operating items:
    Accounts receivable ................................          (338,007)           (12,721)          (747,982)          (281,420)
    Refundable income taxes ............................           (39,963)            22,006             73,849           (126,922)
    Inventories ........................................        (3,269,357)        (2,014,283)        (2,503,980)        (3,132,222)
    Prepaid expenses ...................................             9,202            (29,734)           (46,947)           (23,168)
    Other assets .......................................            (8,220)            15,586                                (6,560)
    Accounts payable ...................................           604,979            475,547          1,429,719          1,854,128
    Accrued liabilities ................................           200,292            (56,640)            (4,786)            87,146
                                                               -----------        -----------        -----------        -----------
      Cash provided by (used for)
       operations ......................................          (357,171)           265,809            655,773            124,197
                                                               -----------        -----------        -----------        -----------
Investments:
 Additions to plant and equipment ......................          (490,621)          (312,386)          (831,901)          (243,229)
 Shareholder receivables ...............................                                                 (59,435)
                                                               -----------        -----------        -----------        -----------
      Cash used for investing activities ...............          (490,621)          (312,386)          (891,336)          (243,229)
                                                               -----------        -----------        -----------        -----------
Financing:
 Short-term borrowings, net ............................           651,801           (351,801)          (400,000)           126,801
 Proceeds from long-term debt ..........................           410,642                               550,000            278,225
 Repayments of long-term debt ..........................           (46,085)          (155,794)          (220,335)           (53,878)
 Proceeds from convertible debentures
   and common shares issued ............................                                               3,375,000
 Repurchase of common shares from
   former officer ......................................          (278,255)                                               (278,225)
                                                               -----------        -----------        -----------        -----------
      Cash provided by (used for)
       financing activities ............................           738,103           (507,595)         3,304,665             72,923
                                                               -----------        -----------        -----------        -----------
Increase (decrease) in cash and cash
 equivalents ...........................................          (109,689)          (554,172)         3,069,102            (46,109)
Cash and cash equivalents at beginning of
 period ................................................           211,961            766,133            102,272            211,961
                                                               -----------        -----------        -----------        -----------
Cash and cash equivalents at end
 of period .............................................       $   102,272        $   211,961        $ 3,171,374        $   165,852
                                                               ===========        ===========        ===========        ===========
Cash paid during the period for:
 Interest ..............................................       $   484,670        $   378,162        $   209,497        $   139,617
                                                               ===========        ===========        ===========        ===========
 Income taxes ..........................................       $ 1,660,344        $ 1,125,404        $ 1,670,000        $ 1,260,000
                                                               ===========        ===========        ===========        ===========

                                           See accompanying notes to financial statements.

                             RAVENSWOOD WINERY, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--Organization, operations and summary of significant accounting policies:

Organization

Ravenswood Winery, Inc. (the "Company") was founded in 1976, became a California Limited Partnership in 1979, and was subsequently incorporated in the State of California on December 23, 1986. The Company produces, markets, and sells California wines exclusively under the Ravenswood brand name.

Concentration of risk

The Company obtains its grapes from over sixty independent grape growers and bulk wine suppliers located in Sonoma, Napa and other North Coast Counties. These sources account for 95% or more of its annual wine production. The Company relies upon certain varietals, notably Zinfandel, which accounted for approximately 63% of the total dollar sales for the fiscal year ended June 30, 1998. In addition, the Company relies on the winemaking capacity of other companies and is limited to one-year contractual obligations with all custom crush facilities.

The Company performs ongoing credit evaluations of its distributors and customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

The Company places its cash and temporary cash investments with financial institutions. At June 30, 1998 and periodically throughout the fiscal year, such investments were in excess of FDIC insurance limits.

A summary of significant accounting policies follows:

Revenue recognition

Sales are recorded when merchandise is shipped.

Inventories

Inventories are stated at the lower of cost or market (on the first-in, first-out basis), and include finished goods, raw materials, packaging materials and product merchandise. Finished goods include costs of raw materials (grapes and bulk wine), packaging, labor used in wine production, bottling, warehousing and overhead on winery facilities and equipment.

Costs associated with growing crops are recorded as inventory and are recognized as inventory costs in the fiscal year in which the related crop is harvested.

In accordance with general practice in the wine industry, wine inventories are included in current assets although a portion of such inventories may be aged for periods longer than one year.

Property, plant and equipment

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. Costs incurred in developing vineyards, including interest costs, are capitalized until the vineyards become commercially productive. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is computed using both the straight-line and accelerated methods over the estimated useful lives of the assets. Leased equipment under capitalized leases are generally amortized over the terms of the leases or their estimated useful lives, whichever is shorter.

Impairment of long-lived assets is measured on the basis of anticipated undiscounted cash flows for each asset. Based upon the Company's analysis, a $136,144 impairment loss relating to the vineyards was reported for the fiscal year ended June 30, 1997. The impairment loss is included in other income and expenses in the accompanying statement of income.

Cash and cash equivalents

The Company considers all short-term interest-bearing investments with original maturities of less than three months to be cash equivalents.

Income taxes

Deferred income taxes are computed using the liability method. Under the liability method, taxes are recorded based on the future tax effects of the difference between the tax and financial reporting bases of the Company's assets and liabilities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

Fair value of financial instruments

The carrying amount of accounts receivable, prepaid expenses, notes receivable from shareholders, accounts payable, accrued liabilities, short-term borrowings, long-term debt, capital lease obligations and convertible debentures is a reasonable estimate of the fair value of these financial instruments.

Earnings per share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to: (1) shares issued under a deferred compensation arrangement in July 1998 (see notes 11 and 16); (2) the 63-to-1 stock split approved in February 1999 (see note 16); and (3) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price (see note 16).

Diluted earnings per share represents the income available to common shareholders divided by: (1) the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to
(a) shares issued under a deferred compensation
arrangement in July 1998, (b) the stock split approved in February 1999, and (c) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price; and (2) the potentially dilutive common shares issuable for convertible debt that was outstanding during the measurement period.

Unaudited interim financial statements

The unaudited interim financial statements for the six month periods ended December 31, 1998 and 1997 include, in the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such financial information. Operating results for the six-month period ended December 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999.

Reclassification of financial statement presentation

Certain reclassifications have been made to the fiscal 1997 financial statements to conform to the fiscal 1998 financial statement presentation.


NOTE 2--Inventories:

Inventories are summarized as follows:


                                               June 30,
                                     ---------------------------    December 31,
                                       1 9 9 8         1 9 9 7         1 9 9 8
                                     -----------     -----------     -----------
                                                                     (Unaudited)
Bulk wine ......................     $ 7,898,937     $ 5,341,378     $11,556,669
Bottled wine ...................       2,285,862       1,636,409       1,061,356
Crop costs .....................          37,691          44,675          23,921
Supplies .......................          72,902          41,161         131,542
Tasting room merchandise .......         131,967          94,379         157,850
                                     -----------     -----------     -----------
                                     $10,427,359     $ 7,158,002     $12,931,338
                                     ===========     ===========     ===========


Certain  of  the   foregoing   assets  are  pledged  as  security   for  certain
indebtedness. See notes 5 and 6.

NOTE 3--Property, plant and equipment:

Property, plant and equipment is summarized as follows:

                                                                                         June 30,                       December 31,
                                                                              --------------------------------            ----------
                                                                               1 9 9 8               1 9 9 7               1 9 9 8
                                                                              ----------            ----------            ----------
                                                                                                                         (Unaudited)
Land .............................................................            $  245,135            $  245,135            $  245,135
Vineyards ........................................................                56,264                56,264                56,264
Vineyards under development ......................................               235,879               123,075               270,041
Building and improvements ........................................             1,716,781             1,637,635             2,350,334
Leasehold improvements ...........................................                94,828                39,011               174,328
Machinery and equipment ..........................................               706,164               584,052               785,499
Barrels and equipment held under capital
 leases ..........................................................               870,468               611,657             1,077,616
Tanks ............................................................               145,688                68,874               145,688
Office equipment .................................................               110,678                99,193               114,793
Transportation equipment .........................................                12,409                13,309                40,145
                                                                              ----------            ----------            ----------
                                                                               4,194,294             3,478,205             5,259,843
Less--accumulated depreciation ...................................             1,220,480               831,391             1,389,890
                                                                              ----------            ----------            ----------
                                                                              $2,973,814            $2,646,814            $3,869,953
                                                                              ==========            ==========            ==========


Included in property, plant and equipment are barrels and equipment leased under capital leases with cost and accumulated depreciation totaling $870,468 and $472,185, respectively, at June 30, 1998; and $611,657 and $249,125, respectively, at June 30, 1997.


NOTE 4--Notes receivable from shareholder:

The notes receivable from shareholder at June 30, 1998 and 1997 consist of two unsecured notes bearing annual interest at 8.5% and due January 2004 and April 2004.


NOTE 5--Short-term borrowing arrangements:

At June 30, 1998, the Company has a $2 million revolving line of credit with Pacific Coast Farm Credit Services, ACA ("Association") that expires on June 1, 2001. The loan agreement provides that the principal advances under the facility cannot exceed certain percentages of eligible accounts receivable and wine inventories as defined in the agreement. The borrowings bear annual interest at a variable rate established by the Association (8.86% and 9.57% at June 30, 1998 and 1997, respectively). The borrowings are secured by the Company's accounts receivable, wine inventories and equipment. Borrowings under the line of credit at June 30, 1998 and 1997 were $1,350,000 and $698,199, respectively.

The loan contains various covenants which include, among other things, a requirement to maintain a minimum working capital of $3.25 million, a ratio of liabilities to tangible net worth of not greater than 1.5 to 1, and a current ratio of at least 1.75 to 1, and provides for restrictions on the payment of dividends and distributions to shareholders.

NOTE 6--Long-term debt:

Long-term debt is summarized as follows:

                                                                                      June 30,                  December 31,
                                                                           ------------------------------       ------------
                                                                              1998                1997               1998
                                                                           -----------        -----------         ----------
                                                                                                                  (Unaudited)
Note payable to  Pacific  Coast Farm  Credit  Services,  ACA
   ("Association")  with annual  interest at a variable rate
   established by the Association  (7.65% at June 30, 1998),
   payable in quarterly interest installments until December
   1,  1999  and  commencing  March  1,  2000  in  quarterly
   principal and interest  installments  of $34,795  through
   December 1, 2024,  secured by property and equipment (see
   note 3) ..............................................................  $ 1,552,500                            $1,552,500

Note payable to an individual  with annual  interest at 11%, payable in monthly interest installments until January 1,
   2000,   thereafter   payable  in  monthly  principal  and
   interest  installments  (as  defined  in  the  agreement)
   through   October  1,  2009,   secured  by  property  and
   equipment (see note 3) ...............................................                     $ 1,450,000

Note payable to the  Association  with annual  interest at a variable rate  established by the  Association  (8.86% at
   June  30,  1998),  payable  in  quarterly  principal  and
   interest  installments  of $17,390  through June 1, 2002,
   secured by property and equipment (see note 3) .......................      227,265                               202,244

Revolving  equity  line of  credit  note  payable  ($835,000 commitment) to the Association  with annual interest at a
   variable rate  established by the  Association  (7.65% at
   June  30,  1998),  payable  in  quarterly  interest  only
   installments  until December 1, 1999 and commencing March
   1,  2000  in  equal  quarterly   principal  and  interest
   installments   through  December  1,  2024,   secured  by
   property and equipment (see note 3) ..................................       29,887                               579,887

Note payable to bank with annual interest at 10%, payable in monthly  principal  and interest  installments  of $1,600
   through November 11, 2000,  secured by computer equipment
   (see note 3) .........................................................       39,304             53,513             31,499

Other unsecured notes payable with annual  interest  ranging from  10%  to  11%,  payable  in  monthly  principal  and
   interest  installments  as defined to  January  31,  1999
   through June 2001 ....................................................       26,030             40,816             41,355
                                                                           -----------        -----------         ----------
                                                                             1,874,986          1,544,329          2,407,485
Less--current portion ...................................................       79,321             29,752             39,710
                                                                           -----------        -----------         ----------
                                                                           $ 1,795,665        $ 1,514,577         $2,367,775
                                                                           ===========        ===========         ==========


Scheduled annual maturities of long-term debt are as follows: $79,321 - fiscal 1999; $124,281 - fiscal 2000; $90,443 - fiscal 2001; $84,161 - fiscal 2002;
$27,420 - fiscal 2003 and $1,469,360 thereafter.

NOTE 7--Notes payable to shareholders:

Notes payable to shareholders are summarized as follows:

                                                                                             June 30,
                                                                                    ---------------------------        December 31,
                                                                                    1 9 9 8            1 9 9 7            1 9 9 8
                                                                                    --------           --------           --------
                                                                                                                         (unaudited)
Notes payable to Joel Peterson, unsecured, with annual
 interest ranging from 10% to 11%, due on demand and
 on June 30, 2004 .........................................................         $ 46,143           $ 56,138           $ 46,143
Notes payable to W. Reed Foster, unsecured, with annual
 interest ranging from 10% to 11%, due on demand and
 on June 30, 2004 .........................................................          119,000            119,000             50,250
                                                                                    --------           --------           --------
                                                                                     165,143            175,138             96,393
Less--current portion .....................................................          115,143            125,138             46,393
                                                                                    --------           --------           --------
                                                                                    $ 50,000           $ 50,000           $ 50,000
                                                                                    ========           ========           ========


NOTE 8--Capital lease obligations:

The Company leases barrels and other equipment that are accounted for as capital leases. Minimum future lease payments under the capital leases are as follows:


      Fiscal year
      -----------
          1999                                           $ 222,844
          2000                                             155,852
          2001                                              59,935
          2002                                              14,736
          2003                                               1,994
                                                         ---------
          Net minimum lease payments                       455,361
          Less--amount representing interest                65,667
                                                         ---------
          Present value of net minimum lease payments      389,694
          Less--current portion                            189,975
                                                         ---------
                                                         $ 199,719
                                                         =========


The net book value of leased barrels and equipment included in property, plant and equipment at June 30, 1998 is $398,283.


NOTE 9--Convertible debentures:

At June 30, 1998 and 1997, the Company had $865,000 of convertible debentures outstanding. The terms of the convertible debentures provide for current interest payments to be made based on a floating index tied to prime bank rates for a five-year period (9.5% at June 30, 1998). The initial rate and minimum interest rate was set at 8% per annum, with a ceiling rate of 11%.

Conversion rights allow debenture holders to convert debt into 302,750 (as restated for 63-to-1 stock split) shares of common stock at the option of the debenture holders for a five-year period ending December 31, 1999. The conversion price is stated at $2.857 per share. After the five-year conversion period, the Company may redeem any convertible debt not converted to stock at any time until the debenture's maturity on December 31, 2004.

NOTE 10--Income taxes:

The provision for income taxes is as follows:


                                                  Fiscal year ended June 30,
                                               --------------------------------
                                                 1 9 9 8              1 9 9 7
                                               -----------          -----------
Current tax expense:
     Federal .........................         $ 1,306,069          $   868,184
     State and local .................             363,968              254,927
                                               -----------          -----------
                                                 1,670,037            1,123,111
                                               -----------          -----------
Deferred tax benefit:
     Federal .........................             (71,875)             (48,771)
     State and local .................              (5,993)              (7,837)
                                               -----------          -----------
                                                   (77,868)             (56,608)
                                               -----------          -----------
                                               $ 1,592,169          $ 1,066,503
                                               ===========          ===========


Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities.
Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred tax assets and liabilities are comprised of the following:


                                                             June 30,
                                                     --------------------------
                                                      1 9 9 8          1 9 9 7
                                                     ---------        ---------
Deferred tax assets:
     Deferred compensation ...................       $ 240,882        $ 212,670
     State taxes .............................          37,074
                                                     ---------        ---------
                                                       277,956          212,670
                                                     ---------        ---------
Deferred tax liabilities:
     Depreciation and amortization ...........          (7,134)
     Inventory costing .......................                          (19,716)
                                                     ---------        ---------
                                                        (7,134)         (19,716)
                                                     ---------        ---------
     Net deferred tax asset ..................       $ 270,822        $ 192,954
                                                     =========        =========


A reconciliation of income tax computed at the federal statutory corporate tax rate to the provision for income taxes follows:

                                                                                      Fiscal year ended June 30,
                                                                          ---------------------------------------------------------
                                                                                   1 9 9 8                           1 9 9 7
                                                                          ------------------------         ------------------------
                                                                            Amount             %             Amount             %
                                                                          ----------         -----         ----------         -----
Income taxes at federal statutory rate ...........................        $  604,880         34.0 %        $  861,797         34.0 %
Increase in income taxes resulting from:
State and local income taxes net of federal
 benefit .........................................................           228,567         12.85            155,630          6.14
Permanent differences (including a portion of
 deferred compensation expense for fiscal 1998) ..................           758,722         42.64             49,076          1.94
                                                                          ----------         -----         ----------         -----
                                                                          $1,592,169         89.49%        $1,066,503         42.08%
                                                                          ==========         =====         ==========         =====


Deferred compensation expense ($2,134,754) is recorded as a permanent difference in fiscal 1998 since the Company has decided not to take a tax deduction for this expense on its federal or state tax returns.

NOTE 11--Deferred compensation agreement:

On August 25, 1992, the Company entered into a deferred compensation agreement with its chairman and chief executive officer, W. Reed Foster. The agreement established an account with 5,487.8 units. Each unit was the equivalent value of one share of common stock and contained an equivalent right to cash and common stock dividends and all stock splits and other benefits paid to the shareholders of the Company. At June 30, 1998, the estimated fair value of the units was $500 per unit, which is included in common stock in the accompanying balance sheet. Compensation expense relating to this agreement is $2,206,096 and $93,292, respectively, for the fiscal years ended June 30, 1998 and 1997 and is included in operating expenses in the accompanying statement of income.

Under the terms of the agreement, upon termination of employment, the Company had the option of paying the full amount of the account as follows: (1) in stock within thirty days of termination of employment or (2) in equal cash installments over a four-year period plus interest at prime rate (as defined in the agreement). As of July 1, 1998, the deferred compensation agreement was terminated and, the Company issued 345,731 (as restated for the 63-to-1 stock split) shares of common stock to Mr. Foster. (see note 16).


NOTE 12--Voting trust:

On August 25, 1992, the Board of Directors authorized the creation of a voting trust for all of the common stock of the Company. On November 1, 1993, the shareholders approved the terms and conditions contained in the Trust which provides for four trustees, who currently are: Joel Peterson, W. Reed Foster, Justin Faggioli and James Wisner. The original voting trust agreement was replaced by a voting trust agreement which is dated May 27, 1998 and which extends to May 26, 2008. As long as Mr. Peterson is a trustee of the voting trust, all decisions except decisions to amend or terminate the voting trust require the approval of Mr. Peterson and one other trustee; however, decisions to amend or terminate the voting trust require the approval of Mr. Peterson and two other trustees. If Mr. Peterson is no longer a trustee of the voting trust, all decisions require the approval of three trustees; however, decisions to amend or terminate the voting trust require the approval of the three remaining trustees and Mr. Peterson's successor trustee (who shall be appointed by the three remaining trustees). As of December 31, 1998, 2,150,681 (as restated for 63-to-1 stock split) shares of common stock were subject to the terms of the voting trust (see note 16).


NOTE 13--Commitments and contingencies:

The Company leases certain warehouse space under noncancellable operating leases that expire on dates ranging from October 1999 to October 2008. Under the terms of certain of the leases, rent is contingent on the amount of bulk wine and/or case goods stored at any given time and is adjusted annually for increases in building operating costs. Rental expense (including contingent rent) was $468,616 for 1998 and $317,507 for 1997. Minimum future rental payments for each of the next five fiscal years and thereafter are as follows: $224,432 - fiscal 1999; $145,764 - fiscal 2000; $73,796 - fiscal 2001; $61,252 - fiscal 2002;
$61,252 - fiscal 2003 and $106,176 thereafter.

The Company has contracted with various growers and certain wineries to supply approximately 95% of its future grape and bulk wine requirements. While most of these contracts call for prices to be determined by market conditions, several long-term contracts provide for minimum grape or bulk wine purchase prices.

The Company has established a plan to achieve Year 2000 compliance in its electronic information systems and does not believe this plan will materially affect the Company's results of operations or financial position.


NOTE 14--401(k) savings plan:

The Company has a 401(k) savings plan that is available to eligible employees. Employer contributions to the plan are at the discretion of the Board of Directors and amounted to $53,089 in the 1998 fiscal year and $41,057 in the 1997 fiscal year.


NOTE 15--Earnings per share:

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to: (1) shares issued under a deferred compensation arrangement in July 1998 (see notes 11 and 16); (2) the 63-to-1 stock split approved in February 1999 (see note 16); and (3) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price (see note 16).

Diluted earnings per share represents the income available to common shareholders divided by: (1) the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to
(a) shares issued under a deferred compensation arrangement in July 1998, (b) the 63-to-1 stock split approved in February 1999, and (c) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price; and (2) the potentially dilutive common shares issuable for convertible debt that was outstanding during the measurement period.

A summary of the basic and diluted earnings per share calculations is as follows:

                                                                   Fiscal year ended June 30,          Six months ended December 31,
                                                                 -----------------------------         -----------------------------
                                                                  1 9 9 8            1 9 9 7             1 9 9 8           1 9 9 7
                                                                 ----------         ----------         ----------         ----------
                                                                                                       (unaudited)       (unaudited)
BASIC
   Average shares outstanding [A] ......................          3,005,625          3,150,000          2,992,500          3,018,750
   Shares issued under deferred
    compensation arrangement [B] .......................            345,731            345,731            345,731            345,731
   Shares issued in December 1998 [C] ..................            140,625            140,625            140,723            140,625
                                                                 ----------         ----------         ----------         ----------
   Weighted average number of common
    shares outstanding .................................          3,491,981          3,636,356          3,478,954          3,505,106
                                                                 ==========         ==========         ==========         ==========
   Net income ..........................................         $  186,891         $1,468,194         $2,285,232         $1,633,901
                                                                 ==========         ==========         ==========         ==========
   Per share amount ....................................         $     0.05         $     0.40         $     0.66         $     0.47
                                                                 ==========         ==========         ==========         ==========
DILUTED
   Average shares outstanding [A] ......................          3,005,625          3,150,000          2,992,500          3,018,750
   Shares issued under deferred
    compensation arrangement [B] .......................            345,731            345,731            345,731            345,731
   Shares issued in December 1998 [C] ..................            140,625            140,625            140,723            140,625
   Net effect of potentially dilutive
    common stock issuable for
    convertible debentures .............................            302,751            302,751            368,377            302,751
                                                                 ----------         ----------         ----------         ----------
   Weighted average number of common
    shares and equivalents outstanding .................          3,794,732          3,939,107          3,847,331          3,807,857
                                                                 ==========         ==========         ==========         ==========
Net income .............................................         $  186,891         $1,468,194         $2,285,232         $1,633,901
Interest on convertible debt, net of tax
 benefit ...............................................             49,305             55,793             45,168             24,653
                                                                 ----------         ----------         ----------         ----------
Net income, after adding interest on
 debentures ............................................         $  236,196         $1,523,987         $2,330,400         $1,658,554
                                                                 ==========         ==========         ==========         ==========
   Per share amount ....................................         $     0.05         $     0.39         $     0.61         $     0.44
                                                                 ==========         ==========         ==========         ==========

------------
[A] Reflects the retroactive effect of the 63-to-1 stock split approved in February 1999.
[B] Reflects the retroactive effect of the shares issued under a deferred compensation agreement in July 1998.
[C] Represents the retroactive effect using the "treasury stock method" for common stock issued in December 1998 at prices below the assumed initial public offering price.


NOTE 16--Subsequent events:

As of July 1, 1998, the Company and its chairman and chief executive officer, W. Reed Foster (see note 11), agreed to terminate his deferred compensation agreement. Under the terms of the agreement, the Company issued Mr. Foster 345,731 (as restated for 63-to-1 stock split) shares of common stock and agreed to loan Mr. Foster up to $335,000 to pay taxes related to his receipt of these shares. The loan, which was partially funded in December 1998, with the balance to be funded in April 1999, is due on December 21, 2008 with interest payable annually at 5.3% per annum. In connection with the termination of the deferred compensation agreement, the Company amended the Voting Trust to include the 345,731 shares issued to Mr. Foster.

In December 1998, the Company completed a sale of $1,687,500 of convertible debentures due December 31, 2008 and $1,687,500 of common stock. Each $10,000 debenture is convertible into 900 (as restated for 63-to-1 stock split) shares of common stock at any time prior to December 31, 2003 upon request of the holder. If the debentures are not converted, the Company may redeem them at face value at any time during the period from January 1, 2004 until the maturity date. The Company pays interest quarterly on the debentures in an amount equal to the prime interest rate quoted by Bank of America NT & SA plus 1%. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2% or the maximum interest rate exceed 11%.

In January 1999, the Company entered into an agreement to lease approximately 30 acres of land in Sonoma County, California from Sandra D. Donnell and Bruce B. Donnell, the wife and brother-in-law, respectively, of Justin M. Faggioli, the Company's Executive Vice President. The Company is in the process of building a new winery facility on the leased property to expand its production capacity. The lease provides for monthly payments that are adjusted annually and has a term ending December 31, 2032. The Company is in the process of negotiating bank financing required for the construction of the new facility.

On February 1, 1999, the Board of Directors declared a 63-to-1 stock split of the Company's common stock. All shares and per share data have been restated to reflect the stock split. In addition, the Board of Directors has authorized one million shares of preferred stock and increased the number of authorized shares of common stock from one million to twenty million.

On February 1, 1999, the Company's Board of Directors adopted and the Company's shareholders approved the 1999 Equity Incentive Plan to provide for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and other stock-based awards to the Company's officers, employees, directors, independent contractors, consultants, vendors and suppliers. There are 500,000 shares of common stock reserved for issuance under the plan. No options have been granted under the plan to date, although the Company intends to grant options to purchase an aggregate of 279,500 shares of common stock in connection with its initial public offering. No awards may be granted under the plan after January 2009, but the vesting of awards previously granted may extend beyond that date.

On February 1, 1999, the Company's Board of Directors adopted and the Company's shareholders approved the Employee Stock Purchase Plan with 50,000 shares of common stock available for issuance thereunder. The plan, which is intended to qualify as an employee stock purchase plan under Section 423 of the Code, provides that all employees of the Company, including directors of the Company who are employees, whose customary employment is more than 20 hours per week for more than five months in any calendar year, are eligible to participate in the plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. Eligible employees may elect to have up to 10% of their earnings withheld and applied to the purchase of common stock at a price equal to as low as 85% of the average market price per share (as defined in the plan) of the common stock on either the first day or the last day of the relevant offering period, whichever is lower. An employee may not purchase more than 500 shares in any one offering period. No shares of common stock have been issued pursuant to the purchase plan to date.

On February 1, 1999, the Company's board of directors approved a resolution to conduct an initial public offering in early 1999.

                               [GRAPHIC OMITTED]
                                (Ravenswood logo)



Until           , 1999, 25 days after the date of this  prospectus,  all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Articles 5 and 6 of Ravenswood's Articles provide for the indemnification of the officers and directors of the company to the fullest extent permissible under California law. In addition, Article 6 of Ravenswood's Bylaws, as amended, requires that Ravenswood indemnify, and, in certain instances, advance expenses to, its agents with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the fullest extent permitted by California law. Persons covered by this indemnification provision include current and former directors, officers, employees and other agents of Ravenswood, as well as persons who serve at the request of Ravenswood as directors, officers, employees or agents of another enterprise.

Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 317(c) provides that a corporation shall have power to indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interests of the corporation and its shareholders.

Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnification for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

Except  as  provided  in  Section  317(d),   and  pursuant  to  Section  317(e),
indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct set forth in Section 317(b) or (c), which determination is made by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (iv) the court in which such proceeding is or was pending. Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles or, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

In addition, Article 6 of Ravenswood's Bylaws authorizes Ravenswood to purchase and maintain insurance on behalf of any person indemnified by Ravenswood. Ravenswood expects to obtain a directors and officers liability insurance policy prior to the closing of this offering.


Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.


SEC registration fee ..............................................     $  4,316
National Association of Securities Dealers, Inc. filing fee .......        2,053
Blue Sky fees and expenses ........................................        2,000
Nasdaq National Market filing fee .................................       63,725
Accounting fees and expenses ......................................       25,000
Legal fees and expenses ...........................................       85,000
Printing and engraving expenses ...................................       60,000
Registrar and Transfer Agent's fees ...............................        5,000
Miscellaneous fees and expenses ...................................       42,906
                                                                        --------
Total: ............................................................     $290,000
                                                                        ========


Item 26. Recent Sales of Unregistered Securities.

Since January 1996, Ravenswood has sold and issued the following unregistered securities (share numbers and dollar amounts do not reflect the 63-for-1 split to be effected in connection with this offering):

In April 1998, Ravenswood issued two promissory notes to Pacific Coast Farm Credit Services in the aggregate amount of $2.8 million. The issuance of these notes was made in reliance upon Section 4(2) of the Securities Act. The issuance was made without general solicitation or advertising. Pacific Coast Farm Credit Services is a commercial lender and was given access to all of the information it requested regarding Ravenswood.

As of July 1, 1998, Ravenswood issued 5,487.8 shares of common stock to W. Reed Foster, Ravenswood's chairman and chief executive officer, in connection with the termination of a deferred compensation agreement entered into in August 1992. The issuance of these shares was made in reliance upon Rule 701 of the Securities Act. The issuance was made pursuant to a written contract relating to the compensation of Mr. Foster.


From August until December 1998, Ravenswood sold a total of 3,375 shares of common stock at a price of $500.00 per share and 168.75 convertible debentures at a price of $10,000 per debenture, for aggregate consideration of $3,375,000 in cash. The shares and debentures were sold to the following investors:
William F. Aldinger, Bay Limited Partnership, Simon J. Blattner, James R. and Mical Atz Brenzel, Paul J. Crowley, Bruce B. Donnell, Sandra D. Donnell, Justin
M. Faggioli and Sandra D. Donnell, W. Reed Foster, Dennis M. Malloy, Robert E. and Daphne D. McGill, III, Nichols Family Foundation, Nichols Family Investment Ltd. Partnership, Odyssey Capital, LLC, Mary F. Orben, Peter S. and Lorelei L. Redding, Ronald G. Silva, Jean-Michel Valette, John R. Walter, Edith M. Wisner, and W.R. Hambrecht & Company, LLC. These sales were made in reliance upon Rule 506 of the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was an accredited investor with access to all information necessary to evaluate the investment and represented to Ravenswood that the shares or debentures were being acquired for investment purposes only and not with a view to distribution of those shares or debentures. Appropriate legends were affixed to the stock certificates and convertible debentures issued in this transaction.



Item 27. Exhibits and Financial Statement Schedules.

     a. Index to Exhibits





Exhibit
Number                                      Description of Document
------                                      -----------------------
 1.1       Form of Underwriting Agreement
 3.1       Amended and Restated Articles of Incorporation of Ravenswood  Winery,
           Inc.
 3.2       Amended and Restated Bylaws of Ravenswood Winery, Inc.
 4.1       Specimen Stock Certificate
 5.1       Opinion of Farella Braun & Martel LLP
 9.1       Form of Voting Trust Agreement
10.1       1999 Equity Incentive Plan for Ravenswood Winery, Inc.
10.2       Employee Stock Purchase Plan for Ravenswood Winery, Inc.
10.3       Form of Indemnification Agreement for Ravenswood Winery, Inc.
10.4 Revolving Line of Credit Promissory Note and Agreement with Pacific Coast Farm Credit Services, ACA, dated as of April 1, 1998.
10.5 Revolving Equity Line of Credit Promissory Note and Loan Agreement with Pacific Coast Farm Credit Services, ACA, dated as of April 8, 1998.
10.6       Notes payable from Ravenswood Winery, Inc. to W. Reed Foster
10.7 Notes payable from Ravenswood Winery, Inc. to Joel E. Peterson and notes payable from Joel E. Peterson to Ravenswood Winery, Inc.
10.8       Quarry Winery Lease Agreement dated as of January 1, 1999
10.9 Stock Agreement and Amendment of Voting Trust by and between Ravenswood Winery, Inc. and W. Reed Foster, effective as of July 1, 1998 and note payable from W. Reed Foster to Ravenswood Winery, Inc.
10.10      Form of Convertible Subordinated Debenture dated as of January 1995
10.11      Form of Convertible Subordinated Debenture dated as of December 1998
10.12 Marketing, Sales Agency and Administration Services Agreement between Ravenswood Winery, Inc. and Harvest Wines Inc.
11.1       Statement of Computation of Earnings Per Share
23.1       Consent of Odenberg, Ullakko, Muranishi & Co. LLP

Exhibit
Number                                      Description of Document
------                                      -----------------------
23.2       Consent of Farella Braun & Martel LLP (included in Exhibit 5.1)
25.1       Power of Attorney (see p. II-6)
27.1       Financial Data Schedule
99.1       Former Accountant's Letter
99.2       Master Selected Dealers Agreement



Item 28. Undertakings.

(a) The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered here, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that it will:

  (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this amendment to be signed on its behalf by the undersigned, in the County of Sonoma, State of California, on March 31, 1999.


                                          RAVENSWOOD WINERY, INC.

                                           /s/ Callie S. Konno
                                          -------------------------------------
                                          Callie S. Konno
                                          Chief   financial  officer,  treasurer
                                          and director


Pursuant to the requirements of the Securities Act, this amendment has been signed below by the following persons in the capacities indicated on March 31, 1999.


               Name                                      Title
               ----                                      -----

        /s/ W. Reed Foster*             Chairman of the board and chief
       ---------------------------      executive officer (Principal Executive
          W. Reed Foster                Officer)


       /s/ Joel E. Peterson*            President, winemaker and director
       ---------------------------
         Joel E. Peterson


      /s/ Justin M. Faggioli*           Executive vice president, secretary and
       ---------------------------      director
        Justin M. Faggioli


        /s/ Callie S. Konno             Chief financial officer, treasurer and
       ---------------------------      director (Principal Financial and
          Callie S. Konno               Accounting Officer)


       /s/ James F. Wisner*             Director
       ---------------------------
          James F. Wisner


       /s/ Robert E. McGill, III*       Director
       ---------------------------
       Robert E. McGill, III


        *By:  /s/ Callie S. Konno
       ---------------------------
          Callie S. Konno
         Attorney-in-fact

                                  EXHIBIT INDEX



Exhibit
Number                  Description of Document
------                  -----------------------
 4.1       Specimen Stock Certificate
 5.1       Opinion of Farella Braun & Martel LLP
 9.1       Form of Voting Trust Agreement
23.1       Consent of Odenberg, Ullakko, Muranishi & Co. LLP